Execution Version

Exhibit 10.1

Credit Agreement and Guaranty

Dated as of

September 3, 2019

among

Chembio Diagnostics, Inc.,
as the Borrower,

The Guarantors from Time to Time Party hereto

and

Perceptive Credit Holdings II, LP
and its successors and assigns party hereto,
as Administrative Agent and as a Lender

$20,000,000

-i-

-ii-

-iii-

Schedules:

Schedule 1	—	Commitments and Warrant Shares
Schedule 1.1	—	Competitors
Schedule 2	—	Products
Schedule 7.05(b)	—	Obligor Intellectual Property
Schedule 7.13A	—	Existing Indebtedness
Schedule 7.13B	—	Existing Liens
Schedule 7.14	—	Material Agreements
Schedule 7.16	—	Real Property
Schedule 7.17	—	Pension Matters
Schedule 7.19(b)	—	Regulatory Approvals
Schedule 7.20	—	Capitalization
Schedule 7.22	—	Broker’s Fee
Schedule 7.26	—	Royalty and Other Payments
Schedule 8.19	—	Certain Post Closing Obligations
Schedule 9.05	—	Existing Investments
Schedule 9.10	—	Transactions with Affiliates

-iv-

Exhibits:

Exhibit A	—	Form of Guarantee Assumption Agreement
Exhibit B	—	[Reserved]
Exhibit C	—	Form of Note
Exhibit D	—	Form of U.S. Tax Compliance Certificate
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Assignment Agreement
Exhibit G	—	Form of Sources and Uses Certificate
Exhibit H	—	Form of Security Agreement
Exhibit I	—	Form of Collateral Questionnaire

-v-

Credit Agreement And Guaranty, dated as of September 3, 2019 (this “Agreement”), among Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), certain Guarantors from time to time parties hereto, Perceptive Credit Holdings II, LP, a Delaware limited partnership (“Perceptive”), as a lender (together with its successors and assigns party hereto pursuant to Section 13.05, the “Lenders” and each a “Lender”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Witnesseth:

The Borrower has requested the Lenders to make term loans to the Borrower, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof.  Accordingly, the parties agree as follows:

Article I

Definitions

Section 1.01.        Certain Defined Terms.  As used herein, the following terms have the following respective meanings:

“Accounting Change” has the meaning set forth in Section 1.02.

“Accounting Change Notice” has the meaning set forth in Section 1.02.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take‑over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Act” has the meaning set forth in Section 13.16.

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Anti‑Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Obligors and their Affiliates concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti‑Terrorism Laws” means any laws or regulations relating to terrorism or money laundering, including, without limitation the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the United States after the date of this Agreement.

“ANVISA” means the Brazilian Health Regulatory Agency and any successor thereto.

“Applicable Margin” means 8.75% per annum.

“Approved Fund” has the meaning set forth in Section 13.05(c).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.

“Bail‑In Action” means the exercise of any Write‑Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail‑In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for Dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof; provided however that any such Benchmark Replacement Conforming Changes shall be consistent with market practice.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (i)  in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (ii) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (a) public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.04.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning set forth in the introduction hereto.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or not required to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any Term Loan or any funding, Interest Period or any payments in respect of the Term Loan, that is also a day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Date” has the meaning set forth in Section 8.16(a).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined substantially in accordance with GAAP; provided that any obligations that were not required to be included on the balance sheet of such Person as capital lease obligations when incurred (whether now outstanding or at any time incurred or entered into) but are subsequently re‑characterized as capital lease obligations due to a change in accounting rules under GAAP after the Closing Date shall for all purposes hereunder not be treated as a Capital Lease Obligation.

“Casualty Event” means any actual or constructive loss, condemnation, destruction, confiscation, requisition, seizure or forfeiture of all or any material portion of the assets of the Borrower or any other Obligor, excluding only those assets, individually or in the aggregate, subject to any such event during any calendar year with a fair market value as of the date thereof equal to or less than $250,000.

“Change of Control” means and shall be deemed to have occurred if:

(a)         the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b)         during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower, nor (ii) appointed by directors on the board of directors on the date hereof or so nominated; and

(c)         the Borrower shall cease to own directly, beneficially and of record, determined on a fully diluted basis, 100% of the issued and outstanding Equity Interests of its Subsidiaries.

“Claims” includes claims, litigation, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“CLIA” means the Clinical Laboratory Improvement Amendments (CLIA) of 1988, as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Closing Cost Amount” has the meaning set forth in Section 2.03.

“Closing Date” means the Business Day on which all of the conditions set forth in Section 6.01 have been satisfied or waived by the Lenders and the Term Loan is made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Collateral Questionnaire” means that certain Collateral Questionnaire and certification by a Responsible Officer of the Borrower substantially in the form of attached hereto as Exhibit I.

“Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment, if any, is set forth on Schedule 1.  The aggregate amount of the Commitments as of the Closing Date is $20,000,000.

“Commodity Account” has the meaning set forth in the Security Agreement.

“Competitor” means those entities listed on Schedule 1.1., together with their Subsidiaries and other Affiliates.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means any contract, license, instrument, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, expressed or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise), excluding the Loan Documents.

“Control” means, with respect to any particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyrights” has the meaning set forth in the Security Agreement.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(c).

“Deposit Account” has the meaning set forth in the Security Agreement and relates to such accounts located and/or maintained in the United States of America.

“Designated Account” has the meaning set forth in Section 4.01(a).

“Designated Person” means a person or entity:

(a)         listed in the annex to, or otherwise targeted by the provisions of, the Executive Order (as disclosed by World‑Check or another reputable commercially available database);

(b)        named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (as disclosed by World‑Check or another reputable commercially available database); or

(c)          with which the Lenders are prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

“Device” means any product that meets definition of “device” as set forth in Section 321 of the FD&C Act, including (a) any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease, malady or other conditions or in the cure, mitigation, treatment or prevention of disease or malady, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes and (b) any Mobile Medical Application subject to the FD&C Act.

“Device Clearance Application” means (i) any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e) (a “PMA”), (ii) any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), (iii) any 510(k) submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from the FDA for a Device that is substantially equivalent to a legally marketed predicate Device, as defined in the FD&C Act (a “510(k)”), (iv) any corresponding or substantially equivalent notification, application or clearance of a non‑U.S. Regulatory Authority including, with respect to the European Union, any equivalent submission to a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self‑certification of conformity with respect to any such directive through a “declaration of conformity”), and (v) all amendments, variations, extension and renewals of any of the foregoing.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of: (a) (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.04 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (b) (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Economic Sanctions Laws” means:

(a)          the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC and any similar law enacted in the United States after the date of this Agreement; and

(b)          any other similar applicable law now or hereafter enacted in any other applicable jurisdiction.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at‑risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non‑exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code with respect to any Plan by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, Taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan,” as such term is defined in Section 3(1) of ERISA, that provides post‑employment welfare benefits in a manner that would increase the liability of any Obligor, other than those benefits required under the Consolidated Omnibus Budget Reconciliation Act.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.01.

“Excess Funding Guarantor” has the meaning set forth in Section 11.08.

“Excess Payment” has the meaning set forth in Section 11.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of the Borrower and its Subsidiaries and (ii) deposit accounts with aggregate balances of $100,000 or less at any time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes that are imposed on amounts payable to Lender to the extent that the obligation to withhold amounts existed on the date that (i) Lender became a “Lender” under this Agreement or (ii) Lender changes its lending office, except in each case to the extent Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03 or Lender was entitled to receive additional amounts under Section 5.03 immediately before it changed its lending office, (c) any Taxes imposed in connection with FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who commit, Threaten to Commit, or Support Terrorism.

“Expense Deposit” means a cash deposit in the amount of $50,000 made by the Borrower to an Affiliate of Perceptive Advisors LLC pursuant to the Proposal Letter for the prepayment of the Lenders’ costs and expenses (payable pursuant to Section 13.03(a) and/or the Proposal Letter) incurred prior to the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FDA Laws” means all applicable statutes, rules, regulations and orders administered or issued by the FDA, including without limitation, the FD&C Act and its implementing regulations.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and includes the programs commonly known as Medicare, Medicaid, TRICARE and CHAMPVA.

“Financial Forecast” has the meaning set forth in Section 8.01(i)

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“German Subsidiary” means each of Chembio Diagnostics Germany Holdings GmbH and Chembio Diagnostics GmbH.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation Regulatory Authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law‑, rule‑ or regulation‑making organizations or entities of any State, territory, county, city or other political subdivision of the United States or any foreign country.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.11(a), is required to become a “Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantor” means (i) initially, each of the Subsidiaries of the Borrower listed as a Guarantor on the signature pages hereto, (ii) any other Subsidiary of the Borrower joined as a Guarantor from time to time pursuant to Section 8.11 and (iii) any Foreign Subsidiary of the Borrower joined as a Guarantor from time to time upon the request of the Administrative Agent pursuant to Section 8.20.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by‑product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Health Care Compliance Program” has the meaning set forth in Section 7.07(d).

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor regulating the manufacturing, sale, distribution, labeling, marketing, or promotion, the export, or the provision of and payment for, health care products (including diagnostic products), items and services, including but not limited to (i) all applicable laws relating to the privacy or security of consumer information, including but not limited to the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104‑191) (“HIPAA”) and any similar state laws; (ii) all applicable federal and state fraud and abuse laws, including but not limited to the federal Anti‑Kickback Statute (42 U.S.C. §1320a‑7b(b) and any similar state laws), the federal Physician Self‑Referral Prohibition (commonly referred to as the “Stark Law”) (42 U.S.C. § 1395nn and any similar state laws), the Civil Monetary Penalties Act (42 U.S.C. §1320a‑7a), and the civil False Claims Act (31 U.S.C. §3729 et seq. and any similar state laws); (iii) all applicable FDA Laws; (iv) CLIA, (v) all applicable laws regarding the provision of health care supplies, items or services to Federal Health Care Program beneficiaries or the billing of the Federal Health Care Programs; and (vi) all rules and regulations promulgated under or pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of any of the foregoing pursuant to or under any non‑U.S. country or regulatory jurisdiction, (iv) all amendments, variations, extensions and renewals of any of the foregoing that may be filed with respect thereto, and (v) all documents and correspondence with Institutional Review Boards, whether U.S. or non‑U.S., or equivalent.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person (excluding, for the avoidance of doubt purchases of equipment requiring milestone payments prior to the delivery thereof), (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable which are incurred in the Ordinary Course of Business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, and (m) all other obligations required to be classified as indebtedness of such Person under GAAP.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning set forth in Section 13.17.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding‑up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means, with respect to any Person, all of such Person’s rights, title and interest in and to all Patents, Trademarks, Copyrights, industrial designs, Technical Information, whether registered or not and whether existing under U.S. or non-U.S. Law or jurisdiction, including, without limitation, all:

(a)          applications, registrations, amendments and extensions relating to such Intellectual Property;

(b)          rights and privileges arising under any applicable Laws with respect to any Intellectual Property;

(c)          rights to sue for or collect any damages for any past, present or future infringements of any Intellectual Property;

(d)          Product Authorizations;

(e)          rights under Product Agreements related to such Intellectual Property; and

(f)         rights of the same or similar effect or nature as described above in any jurisdiction corresponding to any Intellectual Property throughout the world.

“Interest Period” means, (a) initially, the period beginning on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which the Closing Date occurs, and (b) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including article or Device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including any article or Device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit in the nature of an ordinary course trade receivable having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the Ordinary Course of Business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) entering into any joint venture or (e) the entering into of any Hedging Agreement.  The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the introduction hereto.

“LIBOR” means, for any Interest Period, the rate per annum (rounded upwards if necessary, to the next 1/100%) equal to the London interbank offered for one‑month deposits in Dollars appearing on the appropriate Bloomberg screen or the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the commencement of any Interest Period; provided, that in the event that such rate does not appear on the appropriate Bloomberg screen or the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen) at such time, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Majority Lenders; provided, further, that in no event shall LIBOR be less than 2.50%.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right‑of‑way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, any Guarantee Assumption Agreement, each Warrant, any intercompany notes and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended, restated, supplemented or otherwise modified.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of such Lender’s portion of the Term Loan; provided, at any time prior to the making of the Term Loan, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposure of all Lenders.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, financial condition, operations or Property of the Obligors taken as a whole, (b) the ability of any Obligor to perform its obligations under any Loan Document, (c) the value of the Property comprising Collateral (taken as a whole), or (d) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of any Lender under any of the Loan Documents.

“Material Agreement” means (a) any Contract which is listed in Schedule 7.14, (b) any other Contract to which any Obligor is a party or a beneficiary from time to time, the absence or termination of which would reasonably be expected to result in a Material Adverse Effect, and (c) any other Contract to which any Obligor is a party that during any period of 12 consecutive months is reasonably expected to (1) result in payments or receipts (including royalty, licensing or similar payments) made to any Obligor in an aggregate amount in excess of $2,000,000 or (2) require payments or expenditures (including royalty, licensing or similar payments) made by any Obligor in an aggregate amount in excess of $2,000,000; provided that for the avoidance of doubt routine purchase orders entered into in the Ordinary Course of Business shall not be deemed to be Material Agreements.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $500,000.

“Material Intellectual Property” means (a) the Obligor Intellectual Property described in Schedule 7.05(b) and (b) all other Obligor Intellectual Property, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the date hereof (x) the loss of which would reasonably be expected to have or result in a Material Adverse Effect or (y) that has a market value in excess of $1,000,000.

“Maturity Date” means the earlier to occur of (i) the Stated Maturity Date, and (ii) the date on which the Term Loan is accelerated pursuant to Section 10.02.

“Minimum Liquidity” has the meaning set forth in Section 8.15.

“Mobile Medical Application” means any mobile software application product that meets the definition of a “device” in Section 321 of the FD&C Act and is intended to be used as an accessory to a regulated medical device or to transform a mobile platform into a regulated medical device.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (a) with respect to the incurrence or issuance of any Indebtedness by the Obligors not permitted under Section 9.01, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other reasonable expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), incurred by an Obligor in connection with such incurrence or issuance to third parties (other than any other Obligor or any of their respective Affiliates) and (b) with respect to any Casualty Event experienced or suffered by an Obligor, the amount of cash proceeds actually received from time to time by or on behalf of such Obligor after deducting therefrom only (i) actual costs and expenses related thereto incurred by such Obligor in connection therewith and (ii) Taxes paid or payable in connection therewith.

“Note” means a promissory note executed and delivered by the Borrower to any Lender in accordance with Section 2.04.

“Obligations” means, with respect to any Obligor, all amounts, obligations (including, without limitation, all Warrant Obligations), liabilities, covenants and duties of every type and description owing by such Obligor to any Lender or any other Indemnified Party hereunder, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument for the payment of money, including, without duplication, (a) the principal amount of the Term Loan, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post‑filing or post‑petition interest is allowed in any such proceeding, (c) the Prepayment Premium and (d)  all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, the Borrower, each Guarantor and each of their respective successors and permitted assigns.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury (or any successor thereto).

“Ordinary Course of Business” means, with respect to the Obligors, the ordinary course of business generally consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar government official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such government official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(h)).

“Participant” has the meaning set forth in Section 13.05(e).

“Participant Register” has the meaning set forth in Section 13.05(f).

“Patents” has the meaning set forth in the Security Agreement.

“Payment Date” means the last day of each Interest Period; provided that if such last day of such Interest Period is not a Business Day, then the Payment Date for such Interest Period will be the next succeeding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Acquisition” means any Acquisition by the Borrower or any of their wholly‑owned Subsidiaries, by (i) purchase, merger, license or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person or (ii) license arrangement for the rights to use, develop, market or otherwise commercialize any Patents, Trademarks, Copyrights or other Intellectual Property (other than ordinary course, over the counter software license arrangements); provided that:

(a)       immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)         all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity in all material respects with all applicable Governmental Approvals;

(c)         in the case of the Acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such Acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.11, if applicable;

(d)         such Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged or a business reasonably and substantially related thereto or (ii) shall have a similar customer base as the Borrower and/or its Subsidiaries;

(e)         the Borrower shall have provided the Administrative Agent with at least ten (10) Business Days’ prior written notice of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary prior to such Acquisition;

(f)          all of the assets or Equity Interests acquired in connection with such Acquisition shall be of a U.S. Person; and

(g)        on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the Minimum Liquidity covenant set forth in Section 8.15.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper with an average maturity of no more than one (1) year and rated AA+/Aa1 or better by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) any money market funds or other investment vehicles whose principal investments are in investments described in clauses (i) or (ii) above or are rated AAA or better and maintain a constant $1.00 net asset value, and (d) investments permitted by the investment policy approved by the board of directors of the Borrower, so long as the Borrower provide written notice to the Lenders of any changes to the investment policy delivered to the Administrative Agent on the Closing Date and such changes will not adversely affect the Lenders in any material respect in the determination of the Lenders in their reasonable discretion.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Licenses” are (a) licenses of over‑the‑counter software that is commercially available to the public, (b) inbound licenses for the use of any Patents, Trademarks, Copyrights, industrial designs and Technical Information of the ultimate licensor and (c) non‑exclusive licenses for the use of Obligor Intellectual Property, in each case, entered into in the Ordinary Course of Business or as otherwise may be approved by the applicable Obligors’ board of directors and so long as (i) no Event of Default has occurred and is continuing at the time of such license and (ii) such license does not materially impair the Lenders from exercising their rights under any of the Loan Documents.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing, extensions, renewals and replacements of such Indebtedness; provided, that such refinancing, extension, renewal or replacement (a) shall not increase the outstanding principal amount of such Indebtedness, (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole that are no less favorable in any material respect to the Borrower and its Subsidiaries or any Lender than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced, and (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PFIC” has the meaning set forth in Section 8.01(j).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Premium Event” has the meaning set forth in Section 10.03.

“Prepayment Premium” has the meaning set forth in Section 3.03(a)(i).

“Pro Rata Share” has the meaning set forth in Section 11.08.

“Product” means (a) those Devices set forth (and described in reasonable detail) on Schedule 2 attached hereto, and (b) any current or future Device subject to any Product Development and Commercialization Activities by any Obligor, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (a) any right, title or interest with respect to any Product Development and Commercialization Activities of such Product, or (b) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Development and Commercialization Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.

“Product Assets” means, with respect to any Product, (a) any and all rights, title and interest of the Obligors or any of its Subsidiaries in any assets relating to such Product or any Product Development and Commercialization Activities with respect to such Product, (b) all Product Related Information with respect to such Product or any related Product Development and Commercialization Activities, (c) any Product Agreement related to such Product or any such Product Development and Commercialization Activities, (d) any Intellectual Property, Regulatory Approvals and similar assets with respect to such Product or any such Product Development and Commercialization Activities, and (e) all rights, title and interests in any other property, tangible or intangible, manifesting or otherwise in respect of such Product or any such Product Development and Commercialization Activities, including, without limitation, inventory, accounts receivable or similar rights to receive money or payment pertaining thereto and all proceeds of the foregoing.

“Product Authorizations” means any and all Regulatory Approvals (including all applicable IDEs, Device Clearance Applications, supplements, amendments, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations, safety or quality specifications and standards, or any other authorizations of any applicable Regulatory Authority in each case necessary for the manufacturing, development, distribution, ownership, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any Product or for any Product Development and Commercialization Activities with respect thereto in any country or jurisdiction, whether U.S. or non‑U.S.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, licensing, importation, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings and data (in any form or medium), and all techniques and other know‑how, owned or possessed by the Borrower or any of its Subsidiaries that are necessary or required for any Product Development and Commercialization Activities relating to such Product, including (a) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (b) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post‑marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (c) litigation and dispute records, and accounting records, (d) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the United States Patent and Trademark Office), and (e) all other information, techniques and know‑how necessary or required in connection with the Product Development and Commercialization Activities for any Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra‑national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Requirement of Law.

“Projections” has the meaning set forth in Section 7.04(b).

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the Loan Exposure of such Lender then in effect by (ii) the aggregate Loan Exposure of all Lenders then in effect.

“Proposal Letter” means the letter agreement, dated July 27, 2019, among the Borrower and Perceptive Advisors LLC, regarding the transactions contemplated hereby and the outline of proposed terms and conditions attached thereto.

“Publicly Reporting Company” means an issuer generally subject to the public reporting requirements of the Exchange Act.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Recipient” means any Lender or the Administrative Agent.

“Redemption Date” has the meaning set forth in Section 3.03(a)(i).

“Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 13.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any Governmental Approval relating to any Product or any Product Development and Commercialization Activities related to such Product, including any Product Authorizations with respect thereto.

“Regulatory Authority” means any Governmental Authority that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Development and Commercialization Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non‑U.S.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Representatives” has the meaning set forth in Section 13.17.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon such Person or any of its Properties or revenues.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Responsible Officer” of any Person means each of the president, chief executive officer and chief financial officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other binding arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property (other than (i) customary provisions in contracts (including without limitation leases and in‑bound licenses of Intellectual Property) restricting the assignment thereof, (ii) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the Property securing such Indebtedness and (iii) software and other Intellectual Property licenses pursuant to which the Borrower or a Subsidiary thereof is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets or rights subject to the applicable license and/or the license itself)), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce).

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction applicable to the Obligors or any party to the Loan Documents concerning or relating to Sanctions, terrorism or money laundering.

“SEC” means United States Securities and Exchange Commission.

“Securities Account” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the date hereof, in substantially the form of Exhibit H, among the Obligors, the Lenders and the Administrative Agent, granting a security interest in the personal Property constituting Collateral thereunder in favor of the Administrative Agent for the benefit of the Lenders.

“Security Documents” means, collectively, the Security Agreement, each Short‑Form IP Security Agreement, and each other security document, control agreement or financing statement executed to perfect Liens in favor of the Administrative Agent for the benefit of the Lenders.

“Segregated Health Care Account” has the meaning set forth in Section 8.07(d).

“Short‑Form IP Security Agreements” means any short‑form copyright, patent or trademark (as the case may be) security agreements, entered into by one or more Obligors in favor of the Administrative Agent for the benefit of the Lenders, each in form and substance satisfactory to the Administrative Agent.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Sources and Uses Certificate” means a certificate, required to be delivered pursuant to Section 6.01(e)(x), duly executed and completed by a Responsible Officer of the Borrower setting forth the sources and uses of the cash and equity proceeds to be used in connection with the Transactions.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Stated Maturity Date” means the fourth (4th) anniversary of the Closing Date; provided that if any such date shall occur on a day that is not a Business Day, then the Stated Maturity Date shall be the next preceding Business Day.

“Subsidiary” means, with respect to any Person (the “parent”) at any time of determination, any other Person of which more than 50% of the outstanding capital stock of such other Person having ordinary voting powers, determined on a fully diluted basis, is at the time directly or indirectly owned or controlled by the parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, any proprietary information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know‑how, technical information, systems, methodologies, computer programs or information technology.

“Term Loan” means the loan advanced by a Lender pursuant to Section 2.01(a).  For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Term Loan on any date of determination shall mean the aggregate principal amount of the Term Loan made pursuant to Section 2.01(a) that has not yet been repaid as of such date.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Total Revenues” means, with respect to the Borrower and its Subsidiaries, all amounts in the Ordinary Course of Business that are or have been classified as net consolidated revenue, determined in accordance with GAAP and reported in its publicly filed statements with the SEC on form 10-K or 10-Q, as applicable.

“Trademarks” has the meaning set forth in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party and the other transactions contemplated hereby and thereby, including disbursement and application of the proceeds of the Term Loan.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash” means the balance of unencumbered cash (other than cash encumbered by the Liens granted to the Lenders pursuant to the Loan Documents) and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in a Deposit Account or a deposit account outside the United States, in each case subject to an account control agreement reasonably satisfactory to the Administrative Agent.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“Warrant” means the warrant to be delivered to the Administrative Agent pursuant to Section 6.01(i) that, among other things, grants the holder thereof the right to purchase the number of shares of unrestricted common stock of the Borrower as indicated on the Warrant Shares table on Schedule 1, as the Warrant may be amended, replaced or otherwise modified pursuant to the terms thereof.

“Warrant Obligations” means, with respect to the Borrower, all of its Obligations arising out of, under or in connection with, any Warrant.

“WHO” means the World Health Organization and any successor thereto.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write‑Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.

Section 1.02.      Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made substantially in accordance with GAAP.  If, after the date hereof, any change occurs in GAAP or in the application thereof (an “Accounting Change”) and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Article 8 or 9 to be materially different than the amount that would be determined prior to such change, then the Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to the Administrative Agent in conjunction with the next required delivery of financial statements pursuant to Section 8.01.  If the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any Accounting Change Notice is given before or after such Accounting Change or in the application thereof, then the Administrative Agent and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Administrative Agent and the Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of any baskets and other requirements hereunder before and after giving effect to such Accounting Change.

All components of financial calculations made to determine compliance with this Agreement shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition or disposition of assets consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.03.        Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Article, Annex, Schedule or Exhibit refers to a Section or Article of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Article, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed substantially in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted).  Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

Section 1.04.       Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article 2

The Commitments

Section 2.01.        Term Loan.

(a)         Term Loan.  (i) Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, each Lender, severally and not jointly, agrees to provide its share of the Term Loan to the Borrower on the Closing Date in Dollars in a principal amount equal to such Lender’s Commitment.  No Lender shall have an obligation to make a Term Loan in excess of such Lender’s Commitment.

(ii)          The Borrower may make one borrowing under the Commitment which shall be on the Closing Date.  Subject to Sections 3.01 and 3.03, all amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b)         Any principal amount of the Term Loan borrowed under Section 2.01(a) hereof and subsequently repaid or prepaid may not be reborrowed.

Section 2.02.     Proportionate Shares.  The Term Loan shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Proportionate Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan hereunder or purchase a participation required hereby nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

Section 2.03.      Closing Cost Amount.  On the Closing Date, the Borrower shall pay out of the proceeds of the Term Loan advanced by the Lenders on the Closing Date a non‑refundable amount equal to $550,000 (the “Closing Cost Amount”).  The Closing Cost Amount includes the amounts necessary to pay the fees, costs and expenses due and payable pursuant to Section 13.03 on the Closing Date.

Section 2.04.       Notes.  Upon the request of any Lender, the Borrower shall prepare, execute and deliver to such Lender one or more promissory note(s) evidencing the portion of the Term Loan payable to such Lender (or if requested by it, to it and its registered assigns) in the form attached hereto as Exhibit C (each, a “Note”).

Section 2.05.       Use of Proceeds.  The Borrower shall use the proceeds of the Term Loan (a) for general working capital purposes and corporate purposes permitted hereunder, (b) to refinance certain existing Indebtedness on the Closing Date and (c) to pay, in accordance with the Sources and Uses Certificate, fees, costs and expenses incurred in connection with the Transactions.

Article 3

Payments of Principal and Interest

Section 3.01.        Repayment.  Commencing with the Payment Date occurring immediately after the third (3rd) anniversary of the Closing Date, the Borrower shall on each Payment Date make a repayment of the Term Loan in an amount equal to 1.50% of the initial principal amount of the Term Loan.  The entire outstanding principal amount of the Term Loan will be due and payable on the Maturity Date.

Section 3.02.        Interest.

(a)         Interest Generally.  The Borrower agrees to pay to the Lenders interest in cash on the outstanding principal amount of the Term Loan for each Interest Period at a rate per annum equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.

(b)         LIBOR Not Determinable.  If on or before the day on which LIBOR is to be determined, the Majority Lenders determine that (i) LIBOR will not adequately and fairly reflect the cost of maintaining the Term Loan or (ii) Dollar deposits in the principal amount of the Term Loan are not available in the London interbank market, the Majority Lenders shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Administrative Agent.  Upon any such determination, LIBOR shall be LIBOR as of the end of the then immediately preceding Interest Period and shall at all times thereafter bear interest at LIBOR as of the end of the immediately preceding Interest Period.  Each determination by the Majority Lenders hereunder shall be conclusive and binding absent manifest error.

(c)         Default Interest.  Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by 4.00% per annum (such aggregate increased rate, the “Default Rate”).  Notwithstanding any other provision herein, if interest is required to be paid at the Default Rate, it shall also be paid entirely in cash.  If any Obligation is not paid when due (giving effect to any applicable grace period) under the applicable Loan Document, the amount thereof shall accrue interest at a rate equal to 4.00% per annum (without duplication of interest payable at the Default Rate).

(d)        Payment Dates.  Accrued interest on the Term Loan shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Term Loan (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall be payable from time to time on demand by the Majority Lenders.

(e)          Maximum Rate.  Notwithstanding any other provision of this Agreement, in no event will any interest or rates referred to herein exceed the maximum interest rate permitted by applicable Law.  If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder will be reduced to the extent necessary so that such rates (together with any fees or other amounts which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by applicable Law and any overpayment of interest received by the Lenders before such rates are so construed will be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal.

Section 3.03.        Prepayments.

(a)         Optional Prepayments.  (i) The Borrower shall have the right to optionally prepay in whole or in part (in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount for each partial prepayment) the outstanding principal amount of the Term Loan on any Business Day (a “Redemption Date”) for an amount equal to the sum of (x) the aggregate principal amount of the Term Loan being prepaid, (y) the prepayment premium set forth in clause (ii) below (the “Prepayment Premium”) and (z) any accrued but unpaid interest in respect of the aggregate principal amount of the Term Loan being prepaid (such aggregate amount, the “Redemption Price”).  The applicable Prepayment Premium shall be an amount calculated pursuant to Section 3.03(a)(ii).

(ii)          If the Redemption Date occurs:

(A)         on or prior to the first anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to ten percent (10%) of the aggregate outstanding principal amount of the Term Loans being prepaid on such Redemption Date;

(B)      after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to eight percent (8%) of the aggregate outstanding principal amount of the Term Loans being prepaid on such Redemption Date; and

(C)       after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, the Prepayment Premium shall be an amount equal to four percent (4%) of the aggregate outstanding principal amount of the Term Loans being prepaid on such Redemption Date.

(iii)        Payment of any Prepayment Premium under this Section 3.03 constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Lenders as a result of the relevant triggering event, prepayment or repayment would be impracticable and extremely difficult to ascertain.  Accordingly, the Prepayment Premium hereunder is provided by mutual agreement of the Borrower and the Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Lenders.  Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Premium Event, the Prepayment Premium shall be automatically and immediately due and payable as though any prepaid or repaid portion of the Term Loan was voluntarily prepaid as of such date and shall constitute part of the Obligations secured by the Collateral.  The Prepayment Premium shall also be automatically and immediately due and payable if the Term Loan is satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means.  THE BORROWER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH EVENTS.  The Borrower and the other Obligors expressly agree (to the fullest extent it and they may lawfully do so) that with respect to the Prepayment Premium payable under the terms of this Agreement: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (iv) the Obligors shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  The Obligors expressly acknowledge that their agreement to pay the Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitments and to make the Term Loan.

(b)         Mandatory Prepayments.  The Borrower shall prepay the Term Loan in amounts as provided below, plus the Prepayment Premium on the principal amount of the Term Loan being prepaid (calculated in accordance with Section 3.03(a)(ii), it being agreed that the relevant payment date shall be deemed to be the “Redemption Date” for purposes of such calculation), plus any accrued but unpaid interest and fees then due and owing, as follows:

(i)         In the event of any Casualty Event, an amount equal to 100% of the Net Cash Proceeds received by the Obligors with respect thereto; provided, however, so long as no Default has occurred and is continuing, within one hundred eighty (180) days after receipt of such Net Cash Proceeds, the Borrower may apply the Net Cash Proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided, further, that any such replaced or repaired property shall be Collateral in which the Administrative Agent for the benefit of the Lenders has been granted a security interest under the Security Documents.

(ii)         In the event any Obligor incurs Indebtedness other than Indebtedness that is permitted by Section 9.01 hereof, 100% of the Net Cash Proceeds thereof received by such Obligor.  For the avoidance of doubt, any prepayment made pursuant to this Section 3.03(b)(ii) shall not be deemed to be a consent to any such incurrence of Indebtedness or a cure or waiver of any Event of Default which occurs in connection therewith, it being understood that any such Event of Default may only be waived with the express consent of the Majority Lenders.

All prepayments made pursuant to this Section 3.03(b) shall be applied pursuant to Section 4.01(b).

Section 3.04.        Effect of Benchmark Transition Event.

(a)         Benchmark Replacement.  Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower shall amend this Agreement to replace LIBOR with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment.  No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.04 will occur prior to the applicable Benchmark Transition Start Date.

(b)         Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)          Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.04 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.04.

(d)         Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, LIBOR shall be LIBOR as of the end of the immediately preceding Interest Period until the effectiveness of the amendments described in Section 3.04(a); provided that in no event shall LIBOR be less than 2.50% per annum.

Article 4

Payments, Etc.

Section 4.01.        Payments.

(a)          Payments Generally.  Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the deposit account of such Lender designated by such Lender by written notice to the Borrower (each, a “Designated Account”), not later than 3:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)        Application of Payments.  Proceeds of any prepayment made pursuant to clauses 3.03(a) or 3.03(b) above and all payments received following an Event of Default shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash:

(i)           first, to the payment of any unpaid costs or expenses referred to in Section 13.03(a) then due and owing;

(ii)        second, to the payment of any accrued and unpaid interest and any fees (other than the Prepayment Premium) then due and owing;

(iii)        third, to the payment of unpaid principal of the Term Loan;

(iv)         fourth, to the payment of any Prepayment Premium then due and payable;

(v)          fifth, in reduction of the Borrower’s obligations to pay any Claims or Losses referred to in Section 13.03(b) then due and owing; and

(vi)         sixth, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

Unless otherwise directed by the Majority Lenders, all payments of principal, interest and fees under this Agreement and the other Loan Documents shall be made by the Obligors to the Lenders pro rata in accordance with the Lenders’ respective Proportionate Shares of such payments.

(c)        Non‑Business Days.  If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise, but excluding the Stated Maturity Date) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 4.02.       Computations.  All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable, or, form and after the Benchmark Replacement Date, such other convention for accrual of interest customary for the Benchmark Replacement.

Section 4.03.       Notices.  Each notice of optional prepayment shall be effective only if received by the Lenders not later than 2:00 p.m. (Eastern time) on the date three (3) Business Days prior to the date of prepayment.  Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

Section 4.04.        Set‑Off.

(a)         Set‑Off Generally.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Lenders and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders or such Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not the Lenders shall have made any demand and although such Obligations may be unmatured.  The Lenders agree promptly to notify the Borrower after any such set‑off and application, provided that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of the Lenders and their respective Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set‑off) that the Lenders and their respective Affiliates may have.

(b)         Exercise of Rights Not Required.  Nothing contained herein shall require the Administrative Agent, the Lenders or any of their respective Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

Article 5

Yield Protection, Etc.

Section 5.01.         Additional Costs.

(a)         Change in Requirements of Law Generally.  If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Term Loan or the Commitment, not as a result of any action or inaction on the part of such Lender, and the result of any of the foregoing is to increase the cost to any Lender of making or maintaining its portion of the Term Loan, or to reduce the amount of any sum received or receivable by any Lender under this Agreement or any other Loan Document, by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall promptly pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.  Notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

(b)        Change in Capital Requirements.  If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Term Loan to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)         Notification by Lender.  The Lenders will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 5.01.  Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender.  A certificate of the Lender claiming compensation under this Section 5.01, setting forth the calculation of the amount or amounts to be paid to it hereunder in reasonable detail, shall be conclusive and binding on the Borrower in the absence of manifest error.

Section 5.02.        Illegality.  Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Term Loan (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Term Loan hereunder and (b) if such Requirement of Law shall so mandate, the Term Loan shall be prepaid by the Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

Section 5.03.        Taxes.

(a)        Payments Free of Taxes.  Any and all payments on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.  For purposes of this Section, the term “applicable Law” includes FATCA.

(b)        Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c)         Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, as a withholding Tax pursuant to this Section 5.03, the Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lenders.

(d)        Indemnification.  The Borrower shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  An original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment, or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), and (ii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)         Status of Lenders.  (i) Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or as reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed, valid, executed copies of IRS Form W‑9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed, valid executed copies of IRS Form W‑8BEN (or successor form) or IRS Form W‑8BEN‑E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed, valid, executed originals of IRS Form W‑8BEN (or successor form) or IRS Form W‑8BEN‑E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)          duly completed, valid, executed copies of IRS Form W‑8ECI (or successor form);

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W‑8BEN (or successor form) or IRS Form W‑8BEN‑E (or successor form); or

(4)          to the extent a Foreign Lender is not the beneficial owner, duly completed, valid, executed copies of IRS Form W‑8IMY (or successor form), accompanied by IRS Form W‑8ECI (or successor form), IRS Form W‑8BEN (or successor form), IRS Form W‑8BEN‑E (or successor form), a U.S. Tax Compliance Certificate, IRS Form W‑9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)         Treatment of Certain Refunds.  If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)       Mitigation Obligations.  If the Borrower are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Term Loan hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i)         Survival.  Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 5.04.      Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six‑months prior to the date that such Lender notifies the Borrower of the change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).

Article 6

Conditions Precedent

Section 6.01.       Conditions to Closing Date.  The obligation of each Lender to make the Term Loan on the Closing Date shall not become effective until the following conditions precedent shall have been reasonably satisfied or waived in writing by the Lenders (which satisfaction or waiver may be made simultaneously with the making of the Term Loan hereunder):

(a)       Organization and Capitalization.  The organizational structure and capitalization of the Obligors, after giving effect to the Transactions, as set forth on Schedule 7.20 shall be satisfactory to the Lenders.

(b)          Terms of Material Agreements.  The Lenders shall be satisfied in their sole discretion with the terms and conditions of all of the Obligors’ Material Agreements, including without limitation, the Material Agreements that are directly or indirectly associated with Product manufacturing, distribution and payment of royalties by any Obligor.

(c)         No Law Restraining Transactions.  No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(d)          Lien Searches.  The Lenders shall be satisfied with Lien searches regarding the Obligors made prior to the Closing Date.

(e)        Documentary Deliveries.  The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:

(i)           Agreement.  This Agreement duly executed and delivered by the Borrower and each of the other parties hereto.

(ii)          Security Documents.

(A)      The Security Documents, including, without limitation, the Security Agreement, each Short‑Form IP Security Agreement, account control agreements and financing statements, each in form and substance satisfactory to the Lenders and duly executed and delivered by each of the Obligors.

(B)       The Collateral Questionnaire, duly executed and delivered by a Responsible Officer of the Borrower, substantially in the form of Exhibit I hereto and otherwise in form and substance satisfactory to the Lenders.

(C)      Without limitation, all other documents and instruments reasonably required to perfect the Lenders’ Lien on, and security interest in, the Collateral required to be delivered on or prior to the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Lenders, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(D)     Evidence that each Obligor shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 9.01(e)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent.

(iii)        Note.  Any Notes requested in accordance with Section 2.04.

(iv)       Approvals.  The Borrower shall certify that all Regulatory Approvals have been made or obtained, and all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals) in connection with the Transactions have been made or obtained, and all material third‑party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents and the Transactions have been obtained.

(v)         Organizational Documents. (A) Certified copies of the Organizational Documents of each Obligor and of resolutions of the board of directors (or similar governing body) of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment; (B) a good standing certificate and/or compliance certificate from the applicable Governmental Authority of each Obligor’s jurisdiction of incorporation, each dated a recent date prior to the Closing Date; and (C) such other documents as the Lenders may reasonably request.

(vi)        Incumbency Certificate.  A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(vii)       Officer’s Certificate.  A certificate, dated as of the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in this Section 6.01.

(viii)     Opinion of Counsel.  A favorable opinion, dated as of the Closing Date, of (i) K&L Gates LLP and (ii) Ballard Spahr LLP, counsel to each Obligor in form reasonably acceptable to the Lenders and their counsel.

(ix)        Evidence of Insurance.  Certificates from the Borrower’s insurance broker or other evidence satisfactory to the Lenders that all insurance required to be maintained pursuant to Section 8.05 is in full force and effect, together with endorsements naming the Administrative Agent as additional insured and loss payee, as applicable, under such Obligor’s liability and casualty insurance policies.

(x)        Sources and Uses Certificate.  The Lenders shall have received the Sources and Uses Certificate duly executed and delivered by a Responsible Officer of the Borrower, substantially in the form of Exhibit G hereto and otherwise in form and substance satisfactory to the Lenders.

(f)          Due Diligence.  The Lenders shall have received and be satisfied with all due diligence regarding the Obligors (including without limitation historical financial statements, Projections, technical, operational, legal, intellectual property, commercial market forecasts, clinical and regulatory assessments, supply chain, securities, labor, Tax, litigation, environmental, reimbursement and regulatory authority matters) in their sole discretion.

(g)         Indebtedness.  As of the Closing Date, after giving effect to the Transactions, no Obligor shall have any Indebtedness other than the Obligations and any Indebtedness specified on Schedule 7.13A.  All amounts due or outstanding in respect of any Indebtedness other than the Obligations and any Indebtedness specified on Schedule 7.13A shall have been repaid in full, all commitments (if any) in respect thereof terminated, all guarantees (if any) thereof discharged and released and all security therefor (if any) released, together with all fees and other amounts owing thereon, or documentation in form and substance reasonably satisfactory to the Lenders to effect such release upon such repayment and termination shall have been delivered to the Lenders.

(h)         Closing Cost Amount, Expenses, Etc.  The Lenders and their Affiliates shall have received for their own account, the Closing Cost Amount.  A portion of the Closing Cost Amount shall be applied to pay all fees, costs and expenses due (including applicable attorney costs and the reasonable and documented out‑of‑pocket fees and expenses of any other advisors to the Lenders) and payable pursuant to Section 13.03, after deducting therefrom the Expense Deposit.

(i)          Warrant.  The Administrative Agent shall have received the executed Warrant, dated as of the Closing Date.

(j)         Representations and Warranties.  The representations and warranties of the Obligors contained in Article 7 or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(k)         No Default.  No Default shall exist, or would result from such proposed borrowing of the Term Loans or from the application of the proceeds therefrom.

The borrowing of the Term Loan shall constitute a certification by the Borrower to the effect that the conditions set forth in Section 6.01 have been fulfilled as of the Closing Date.

Article 7

Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to extend the Term Loan hereunder, each Obligor represents and warrants to the Lenders and the Administrative Agent, on the Closing Date, that the following statements are true and correct:

Section 7.01.        Power and Authority.  Each Obligor and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate (or equivalent) power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure to so qualify would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents and, in the case of the Borrower, to borrow the Term Loan hereunder.

Section 7.02.        Authorization; Enforceability.  The Transactions are within each Obligor’s corporate (or equivalent) powers and have been duly authorized by all necessary corporate (or equivalent) action and, if required, by all necessary shareholder or other equity holder action.  The Loan Documents have been duly executed and delivered by each Obligor party thereto and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.03.        Governmental and Other Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents, (b) will not violate any applicable Requirement of Law or the Organizational Documents of any Obligor or any applicable order of any Governmental Authority, in each case, other than any such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any Material Agreement, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

Section 7.04.        Financial Statements; Projections; Material Adverse Change.

(a)         Financial Statements.  The Borrower has heretofore furnished to the Administrative Agent certain financial statements as provided for in Section 8.01.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Obligors as of such dates and for such periods substantially in accordance with GAAP, subject to quarterly or year‑end adjustments and the absence of footnotes.  No Obligor has any material contingent liabilities or liabilities for taxes, long‑term lease or unusual forward or long‑term commitments not disclosed in the aforementioned financial statements.

(b)        Projections.  On and as of the Closing Date, the projections of the Obligors (collectively, the “Projections”) are based on good faith estimates and assumptions made by the management of the Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, the management of the Borrower believes that the Projections are reasonable and attainable.

(c)         No Material Adverse Change.  Since December 31, 2018 no event, circumstance or change has occurred that has caused or evidences, either in individually or in the aggregate, a Material Adverse Change.

Section 7.05.        Properties.

(a)         Property Generally.  Each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal Property material to its business, including all Product Assets, subject only to Permitted Liens and except as would not reasonably be expected to interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.  No Obligor or any Subsidiary thereof owns any real property as of the Closing Date.

(b)         Intellectual Property.  (i) Schedule 7.05(b) lists, with respect to each Obligor, all United States and foreign registrations of and applications for Patents, Trademarks, Copyrights, and industrial designs that are Obligor Intellectual Property, including the applicable jurisdiction, registration or application number and date, as applicable thereto, a designation as to whether it is Material Intellectual Property, and a designation as to whether it is licensed or owned by Obligor.

(ii)         Each Obligor (A) owns or possesses all legal and beneficial rights, title and interest in and to the Material Intellectual Property designated on Schedule 7.05(b) as being owned by such Obligor and (B) has the right to use the Material Intellectual Property licensed to such Obligor, in each case with good and marketable title, free and clear or any Liens or Claims of any kind other than Permitted Liens.

(iii)      To each Obligor’s knowledge, the Material Intellectual Property does not violate any license or infringe any valid and enforceable Intellectual Property right of another.

(iv)      Other than with respect to the Material Agreements, or as permitted by this Agreement, the Obligors have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Material Intellectual Property, in whole or in part, to any Person who is not an Obligor.

(v)         Other than as set forth on Schedule 7.05(b), the Obligors have not received any written communications, nor is there any pending or, to each Obligor’s knowledge, threatened action in writing, suit, proceeding or claim in writing by another, alleging that any of the Obligors has violated, infringed, diluted or misappropriated any Intellectual Property of another.

(vi)      There is no pending or, to any Obligor’s knowledge, threatened action in writing, suit, proceeding or claim in writing by another: (a) challenging an Obligor’s rights in or to any Material Intellectual Property owned by such Obligor; or (b) challenging the validity, enforceability or scope of any Material Intellectual Property owned by an Obligor.

(vii)      Each Obligor has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Material Intellectual Property.

(viii       Each Obligor has complied with the material terms of each Material Agreement pursuant to which Intellectual Property has been licensed to the Obligors (which material terms shall include, but not be limited to, pricing and duration of the agreement).

(ix)       All maintenance fees, annuities, and the like due or payable on the Patents within Material Intellectual Property have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor, which would not reasonably be expected to result in a Material Adverse Change.  All documents and instruments necessary to register or apply for or renew registration of all Patents, Trademarks and Copyrights within Material Intellectual Property have been validly executed, delivered and filed in a timely manner with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(x)         To each Obligor’s knowledge, (A) there are no material defects in any of the Patents within the Material Intellectual Property and (B) no such Patents within the Material Intellectual Property have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

(xi)       To each Obligor’s knowledge, no Obligor has received any written notice asserting that the Patents within the Material Intellectual Property are invalid, unpatentable or unenforceable and, to each Obligor’s knowledge, no Obligor has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent within the Material Intellectual Property.

(xii)     To the knowledge of each Obligor, no third party is infringing upon or misappropriating, or violating any material license or agreement with such Obligor relating to any Material Intellectual Property.

Section 7.06.        No Actions or Proceedings.

(a)         Litigation.  There is no litigation, investigation or enforcement proceeding pending or threatened in writing with respect to any Obligor by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) that involves this Agreement or the Transactions.

(b)         Environmental Matters.  The operations and the real Property of the Obligors comply with all applicable Environmental Laws, except to the extent the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To each Obligor’s knowledge, there have been no conditions, occurrences or release of Hazardous Materials which would reasonably be expected to have a Material Adverse Effect.

(c)         Labor Matters.  No Obligor has engaged in unfair labor practices and there are no pending or, to any Obligor’s knowledge, threatened in writing labor actions, disputes, grievance or arbitration proceeding involving the employees of any Obligor, in each case that would reasonably be expected to have a Material Adverse Effect.  There is no material strike or work stoppage in existence or threatened in writing against any Obligor and to the knowledge of such Obligor, no union organization activity is taking place.

Section 7.07.        Compliance with Laws and Agreements.  (a) Each Obligor is in compliance with all Requirements of Law (including Healthcare Laws and Environmental Laws) and all Contracts binding upon it or its Property, except (other than with respect to Material Intellectual Property) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)          Without limiting the generality of the foregoing:

(i)          To the best of each Obligor’s knowledge, any financial relationships between or among the Borrower, any other Obligor, or any of their respective Subsidiaries, on the one hand, and any Person who is in a position to refer patients or other health care business to the Borrower, any other Obligor or any Subsidiaries (collectively a “Referral Source”), on the other hand, (A) comply in all material respects with all applicable Healthcare Laws, (B) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length; and (C) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of the Borrower, any other Obligor, or any of their respective Subsidiaries in any manner that could reasonably be expected to constitute a violation of a state or federal health care fraud and abuse law.  No Obligor, nor any of its respective Subsidiaries, directly or indirectly, have guaranteed a loan, made a payment toward a loan or otherwise subsidized a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in any Obligor or any such Subsidiary.

(ii)         All Products have been developed, tested, manufactured, distributed, marketed and sold in compliance in all material respects with all applicable FDA Laws, including, without limitation, all requirements relating to pre‑market notification, good manufacturing practices/quality system regulations (21 CFR Part 820), labeling, advertising, record‑keeping, and adverse event reporting.

(iii)        The Borrower, each other Obligor, and each of their respective Subsidiaries are in compliance in all material respects with the Physician Payments Sunshine Act (Section 6002 of the Affordable Care Act of 2010) and its implementing regulations and any applicable state disclosure and transparency laws.

(c)        To the extent any Obligor shall participate or receive reimbursement from any Federal Health Care Program or other third‑party payor program as of any date subsequent to the Closing Date, (i) each Obligor and each Subsidiary shall have the requisite provider number or authorization necessary to bill any third‑party payor program in which it participates and (ii) there shall be no audits, inquiries, adjustments, appeals or recoupment efforts by any third‑party payor programs of or against any Obligor or Subsidiary with respect to any prior claims, reports or billings that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d)        Each Obligor and Subsidiary thereof will maintain and adhere to, in all material respects, a reasonable compliance program designed to promote compliance with and to detect, prevent and address violations of all material Healthcare Laws (a “Health Care Compliance Program”).  No Obligor or Subsidiary thereof is aware of any complaints from any employees, independent contractors, vendors, physicians, customers, patients or other persons that could reasonably be considered to indicate a violation of Healthcare Laws which would be reasonably expected to result individually, or in the aggregate, in a Material Adverse Effect.

Section 7.08.        Taxes.  Each Obligor has timely filed or caused to be filed all federal income and material other Tax returns and reports required to have been filed and has paid or caused to be paid all federal income and material other Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto substantially in accordance with GAAP.

Section 7.09.        Full Disclosure.  The Borrower has disclosed to the Lenders all Material Agreements to which any Obligor is party, and all other matters to its knowledge, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.10.        Regulation.

(a)         Investment Company Act.  No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)        Margin Stock.  No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of the Term Loan will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

Section 7.11.        Solvency.  Each Obligor is, and, immediately after giving effect to the borrowing of the Term Loans, the use of proceeds thereof, and the consummation of the Transactions, will be, Solvent.

Section 7.12.        [Reserved].

Section 7.13.       Indebtedness and Liens.  Set forth on Schedule 7.13A is a complete and correct list of all Permitted Indebtedness described in Section 9.01(b) of each Obligor on the date hereof.  Set forth on Schedule 7.13B is a complete and correct list of all Permitted Liens described in Section 9.02(b) granted by the Borrower and other Obligors with respect to their respective Property and outstanding as of the date hereof.

Section 7.14.       Material Agreements.  Set forth on Schedule 7.14 (as such Schedule may be updated by the Borrower from time to time) is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness, together with a summary reference to the product or purpose of each such Material Agreement and such Contract, to which an Obligor is a party.  Accurate and complete copies of each such Contract listed on such schedule have been made available to the Lenders.  No Obligor is in default under any such Material Agreement or such Contract creating or evidencing any Material Indebtedness listed on such schedule, and the Obligors have no knowledge of any default by any counterparty to such Material Agreement or such Contract, in each case, other than bona fide disputes and defaults which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  Except as otherwise disclosed on Schedule 7.14 (as such Schedule may be updated by the Borrower from time to time), all material vendor purchase agreements and provider Contracts of the Obligors, and all Material Agreements including a grant of rights under any Intellectual Property to an Obligor, are in full force and effect without material modification from the form in which the same were disclosed to the Lenders.

Section 7.15.     Restrictive Agreements.  None of the Obligors is party to any Restrictive Agreement, except (i) otherwise permitted under Section 9.11, (ii) restrictions and conditions imposed by Law or by the Loan Documents, (iii) any stockholder agreement, charter, by laws or other organizational documents of an Obligor and (iv) limitations associated with Permitted Liens.

Section 7.16.       Real Property.  No Obligor or any of its Subsidiaries owns or leases (as tenant thereof) any real Property on the date hereof, except as described on Schedule 7.16.

Section 7.17.        Pension and Other Plans.  Schedule 7.17 sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for Tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or to the knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or would have an obligation or any liability or Claim and (iii) no ERISA Event is reasonably expected to occur.  The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained.  As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date.  As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 7.18.        Collateral; Security Interest.  Each Security Document is effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document, subject to Permitted Liens.  The Security Documents collectively are effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable security interest in the Collateral, which upon the filing of financing statements and other similar statements filed in the appropriate offices, such security interests are perfected security interests to the extent that such perfection may be obtained by such filing.

Section 7.19.        Regulatory Approvals.  (a) With respect to the Products, each Obligor and each of its Subsidiaries holds either directly or through licensees and agents, all Regulatory Approvals and Permits necessary or required for each Obligor and its Subsidiaries to conduct all Product Development and Commercialization Activities with respect to the Products.

(b)         Set forth on Schedule 7.19(b) is a complete and accurate list as of the date hereof of all Regulatory Approvals referred to in clause (a) above that are with the FDA, WHO, CE-Mark and ANVISA and identifying the Product related to such Regulatory Approval.  All of the Borrower’s Regulatory Approvals are (i) legally and/or beneficially owned exclusively by the Borrower, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Regulatory Authority.  All required and material notices, registrations and listings, supplemental applications or notifications, reports (including annual reports, field alerts, Device reports or other reports of adverse experiences) and all other required and material filings with respect to the Products or any related Product Development and Commercialization Activities have been filed with the FDA and all other applicable Governmental Authorities.

(c)         (i) All material regulatory filings required by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Development and Commercialization Activities have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all applicable Requirements of Law, (ii) all clinical and pre‑clinical trials, if any, of investigational Products have been and are being conducted by each Obligor according to all applicable Requirements of Law in all material respects along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Lenders all such material regulatory filings and all material communications between representatives of each Obligor and any Regulatory Authority.

(d)        Each Obligor and, to each Obligor’s knowledge, each of its agents are in compliance in all material respects with all applicable statutes, rules and regulations (including all Regulatory Approvals and Product Authorizations) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product and all Product Development and Commercialization Activities related thereto.  Each Obligor has and maintains in full force and effect all the necessary and requisite Regulatory Approvals and Product Authorizations.  Each Obligor is in compliance in all material respects with all applicable registration and listing requirements set forth in all applicable FDA Laws or equivalent regulation of each other Governmental Authority having jurisdiction over such Person.  Each Obligor adheres in all material respects to all applicable regulations of all Regulatory Authorities with respect to the Products and all Product Development and Commercialization Activities related thereto.

(e)        (i) No Obligor has received from any Regulatory Authority any notice of adverse findings with respect to any Product or any Product Development and Commercialization Activities related thereto, including any FDA Form 483 inspectional observations, notices of violations, Warning Letters, criminal proceeding notices under Section 305 of the FD&C Act, or any other similar communication from any Regulatory Authority, (ii) there have been no seizures conducted or, to each Obligor’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts conducted, requested or, to any Obligor’s knowledge, threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts have been conducted, requested or, to each Obligor’s knowledge, threatened by any Regulatory Authority relating to any Products, and (iii) no Obligor has received any written notification that remains unresolved from the FDA or any other Regulatory Authority indicating any breach or violation of any applicable Product Authorization or Regulatory Approval, including that any of the Products is misbranded or adulterated as defined in the FD&C Act or the rules and regulations promulgated thereunder, in each case that has had, or could reasonably be expected to have, a Material Adverse Effect.

(f)         Neither any Obligor nor, to any Obligor’s knowledge, any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g)         No Obligor has received any written notice that the FDA or any other applicable Regulatory Authority has commenced or initiated, or, to the knowledge of any such Obligor, threatened to commence or initiate, any action to withdraw any Regulatory Approval or Product Authorization or requested the recall of any Products or commenced or initiated or, to the knowledge of such Obligor, threatened to commence or initiate, any action to enjoin any Product Development and Commercialization Activities of such Obligor, in each case which has had, or which could reasonably be expected to have, a Material Adverse Effect.

(h)        The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Product Authorizations.  Each Obligor has operated within, and currently is in compliance in all material respects with, all applicable Laws, Product Authorizations and Regulatory Approvals, as well as the rules and regulations of the FDA and each other Regulatory Authority.  No Obligor has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product.

(i)          No material debarment or exclusionary claims, actions, proceedings or investigations in respect of any Obligor’s business is pending, or to such Obligor’s knowledge, threatened in writing against such Obligor or its officers, employees or agents.  No Obligor or, to such Obligor’s knowledge, any officer, employee or agent of such Obligor, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) Section 335a of the FD&C Act or (ii) any similar applicable Law.

Section 7.20.       Capitalization.  All of the issued and outstanding securities of each Obligor have been duly authorized, are validly issued, fully paid, and non‑assessable.  As of the Closing Date and except as set forth on Schedule 7.20, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Obligors to issue, sell, or otherwise cause to become outstanding any of their ownership interests.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Obligors.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the ownership interests of the Obligors.  None of the Equity Interests in the Obligors have been mortgaged, assigned or pledged in favor of any Person.

Section 7.21.       Insurance.  Each Obligor has obtained (and is maintaining), insurance for its assets (including the Collateral) and business as required under the Loan Documents.

Section 7.22.        Certain Fees.  Except as described on Schedule 7.22, no broker’s or finder’s fee will be payable in connection with the execution and delivery of this Agreement.

Section 7.23.        Sanctions Laws.  Obligors and, to the knowledge of the Obligors, any director, officer or employee of an Obligor acting on behalf of the Obligors, are in compliance with the Sanctions Laws.

Section 7.24.      Anti‑Corruption Laws.  No Obligor nor any of its Subsidiaries has, nor, to the knowledge of any Responsible Officer of any Obligor, has any director, officer, agent or employee of any Obligor acting on behalf of such Obligor (i) taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti‑Corruption Laws, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

Section 7.25.       Anti‑Terrorism Laws.  The Obligors (i) have taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti‑Terrorism Laws, (ii) are not Designated Persons and (iii) have not used any part of the proceeds from any advance on behalf of any Designated Person or has not used, directly by it or indirectly through any Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

Section 7.26.        Royalty and Other Payments.  Except as set forth on Schedule 7.26, no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

Article 8

Affirmative Covenants and Financial Covenants

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than the Warrant Obligations and inchoate indemnity obligations) have been paid in full in cash:

Section 8.01.     Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent for distribution to the Lenders:

(a)          [reserved];

(b)         commencing with the fiscal quarter ended September 30, 2019, as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared substantially in accordance with GAAP consistently applied, subject to changes resulting from normal quarterly or year‑end adjustments and except for the absence of notes; provided that, if Borrower is subject to the public reporting requirements of the Exchange Act, Borrower’s filing of a Quarterly Report on Form 10-Q with the SEC shall be deemed to satisfy the requirements of this Section 8.01(b) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;

(c)        as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared substantially in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of BDO USA, LLP or another firm of independent certified public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that, if Borrower is subject to the public reporting requirements of the Exchange Act, Borrower’s filing of an Annual Report on Form 10-K with the SEC shall be deemed to satisfy the requirements of this Section 8.01(c) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;

(d)          concurrently with the delivery of the reports described in Section 8.01(b) and (c), and within thirty (30) days after the end of each month which does not end at the end of a fiscal year or fiscal quarter of the Borrower, a compliance certificate of a Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate”) which, for purposes of clarification, shall (i) demonstrate the Borrower’s compliance with Section 8.15 in respect of such month, (ii) for each month end that coincides with the end of a fiscal quarter or fiscal year, (A) state that the representations and warranties made by the Obligors in Article 7 are true in all material respects on and as of the date thereof; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects, and (B) demonstrate the Borrower’s compliance with Section 8.16 in respect of such fiscal quarter or fiscal year and (iii) for each month end that coincides with the end of a fiscal year of the Borrower, provide updated Schedules to this Agreement (if any);

(e)         promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which an Obligor is subject concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(f)          upon any renewal or replacement, the information regarding insurance maintained by Obligors as required under Section 8.05;

(g)          promptly following the Lenders’ written request at any time, proof of compliance with Section 8.15;

(h)        within ten (10) days of delivery, copies of all periodic reports distributed by the Borrower to its shareholders generally; provided that (i) any such material may be redacted by the Borrower to exclude information relating to the Loan Documents or the Lenders and (ii) the Lenders shall not be entitled to receive statements, reports and notices relating to topics that (A) are subject to attorney‑client privilege or (B) present a conflict of interest for the Lenders; provided that, if Borrower is subject to the public reporting requirements of the Exchange Act, Borrower’s filing of any such material with the SEC shall be deemed to satisfy the requirements of this Section 8.01(h) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;

(i)          only to the extent requested by the Administrative Agent, a financial forecast for the Borrower and its Subsidiaries for each fiscal year, including forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries, all of which shall be prepared on a consolidated basis (the “Financial Forecast”);

(j)        promptly following any Lender’s written request, certification that such Obligor is not a passive foreign investment company (“PFIC”) within the meaning of Sections 1291 through 1297 of the Code, or, if such Obligor determines that it is a PFIC, such information as would allow the Lender to make a qualified electing fund election with respect to the stock of the Obligor; and

(k)       such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Lenders may from time to time reasonably request; and

(l)        promptly after the receipt thereof, a copy of any “management letter” received from its certified public accountants and the management’s response thereto.

Section 8.02.        Notices of Material Events.  The Borrower will furnish to the Administrative Agent for distribution to the Lenders written notice of the following promptly after a Responsible Officer first learns of the existence of:

(a)          the occurrence of any Default or Event of Default;

(b)        the occurrence of any Casualty Event with respect to any Obligor’s Property resulting in a Loss, to the extent not covered by insurance, aggregating $500,000 or more;

(c)       (i) any proposed Acquisition by any Obligor that would reasonably be expected to result in environmental liability under Environmental Laws in excess of $250,000, and (ii) in each case, to the extent that any of the following would reasonably be expected to result in liability in excess of $500,000:  (A) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, and (B) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or threatened in writing against or affecting any Obligor or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;

(d)          the assertion of any environmental matter by any Person in writing against, or with respect to the activities of, any Obligor or any of its Subsidiaries and any alleged violation of or non‑compliance with any Environmental Laws or any permits, licenses or authorizations, in each case, which would reasonably be expected to involve damages in excess of $250,000 other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e)         the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or directly affecting any Obligor or any of its Subsidiaries, in each case, that would reasonably be expected to result in a Material Adverse Effect;

(f)          (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)         within five (5) Business Days of obtaining written notice or knowledge thereof, (i) the termination of any Material Agreement; (ii) the receipt by any Obligor or any of its Subsidiaries of a written notice under any Material Agreement (and a copy thereof) asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement; (iii) the entering into any new Material Agreement by an Obligor (and a copy thereof); or (iv) any amendment to a Material Agreement that would be materially adverse to the Lenders (and a copy thereof) (which includes, but is not limited to, any amendments to provisions relating to pricing and term); provided that notices required under this subsection (g) may be delivered with monthly Compliance Certificate unless any of the foregoing events would reasonably be expected to have a Material Adverse Effect;

(h)       any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by any Obligor or any of its Subsidiaries, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product;

(i)          within five (5) Business Days of obtaining written notice or knowledge thereof, any infringement or other violation by any Person of any Obligor Intellectual Property that would reasonably be expected to result in a Material Adverse Effect;

(j)         within five (5) Business Days of obtaining written notice or knowledge thereof, a material licensing agreement or arrangement entered into by any Obligor or any of its Subsidiaries in connection with any infringement or alleged infringement of the Intellectual Property of another Person that could reasonably be likely to result in a Material Adverse Effect;

(k)         within five (5) Business Days of obtaining written notice or knowledge thereof, any written claim by any Person that the conduct of any Obligor’s (or any Subsidiary thereof) business, including the development, manufacture, use, sale or other commercialization of any Product, infringes any Intellectual Property of such Person, except to the extent any such claim would not reasonably be expected to result in a Material Adverse Effect;

(l)           the reports and notices as required by the Security Documents;

(m)       within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors;

(n)        promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor (or any Subsidiary thereof);

(o)          any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(p)       concurrently with the delivery of financial statements under Section 8.01(b) or (c), the creation or other acquisition of any Intellectual Property by any Obligor or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority; and

(q)         any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to the Lenders an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; provided that, if Borrower is subject to the public reporting requirements of the Exchange Act, Borrower’s filing of notice of any such event with the SEC shall be deemed to satisfy the requirements of this Section 8.02 on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto.

Notwithstanding any contrary provision of the Agreement or any other Loan Document (including, without limitation, Sections 8.01 and 8.02), so long as the Borrower is a Publicly Reporting Company, in the event that the Administrative Agent provides notice to the Borrower that it no longer desires to receive any information that constitutes material non‑public information, the Borrower shall not be required to provide any information pursuant to the terms hereof or thereof unless the Borrower is disclosing such information pursuant to a filing with the SEC; provided, however, that the Borrower shall continue to deliver to the Administrative Agent monthly Compliance Certificates until such time as the Administrative Agent specifically provides notice to the Borrower to discontinue delivering such Compliance Certificates.

Section 8.03.        Existence; Maintenance of Properties, Etc.  (a) It will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

(b)         It shall, and shall cause each of its Subsidiaries to, maintain and preserve all rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain and preserve all of its assets and properties, including all Product Assets, necessary to the conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted.

(c)        It shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause each new employee and contractor to execute and deliver a customary confidentiality, non‑disclosure and Intellectual Property assignment agreement that includes a waiver of moral rights to the extent permitted by Law and such agreements are customary in the applicable jurisdiction.

Section 8.04.       Payment of Obligations.  It will, and will cause each of its Subsidiaries to, pay and discharge (i) all federal income and other material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties or assets of any Obligor, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against substantially in accordance with GAAP, (ii) all lawful claims which, if unpaid, would by Law become a Lien upon its Property not constituting a Permitted Lien and (iii) all other obligations if the failure to discharge such obligation would reasonably be expected to result in a Material Adverse Effect.

Section 8.05.       Insurance.  At its own cost and expense, it will, and will cause each of its Subsidiaries, to obtain and maintain, with financially sound and reputable insurers, insurance of the kinds, and in the amounts, as are consistent with customary practices and standards of its industry in the same or similar locations, it being understood and agreed that the insurance held by the Obligors on the Closing Date is deemed to fulfill this requirement on the date hereof.  All of the insurance policies required pursuant to this Section 8.05 with respect to the Borrower and its Domestic Subsidiaries will name the Administrative Agent as a “loss payee,” “additional insured” or “mortgagee,” as applicable and as its interests may appear.  The Borrower will use its commercially reasonable efforts to ensure, or to cause others to ensure, that all insurance policies required pursuant to this Section 8.05 with respect to the Borrower and its Domestic Subsidiaries shall provide that they shall not be terminated or cancelled nor shall any policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ written notice to the Borrower and the Administrative Agent.  Receipt of notice of termination or cancellation of any such insurance policies, and the failure of the Borrower to renew or replace any such insurance policies within seven (7) days after notice thereof, shall entitle the Administrative Agent to renew any such policies, all in accordance with the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (payable within three (3) Business Days of any Borrower’s receipt of written demand therefor) and, unless an Event of Default has occurred and is continuing, with the prior written consent of the Borrower (such consent not to be unreasonably withheld).  The amount of any such expenses shall accrue interest at the Default Rate if not paid when due and shall constitute “Obligations.”  All of the insurance policies required hereby with respect to the Borrower and its Domestic Subsidiaries will be evidenced by one or more certificates of insurance, together with appropriate loss payee or additional insured clauses or endorsements in favor of the Administrative Agent as required by this Section, delivered to the Administrative Agent on or before the Closing Date and at such other times as the Administrative Agent may request from time to time.

Section 8.06.        Books and Records; Inspection Rights.  It will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  It will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice and at reasonable times, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or Subsidiary, as applicable, shall have the right be present during any such discussions), all at such reasonable times during normal business hours and with reasonable advance notice as the Administrative Agent may request.  It will, and will cause each of its Subsidiaries to, pay all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent of (a) so long as no Default has occurred and is continuing, one such inspection each calendar year and (b) during a continuing Default, all such inspections.

Section 8.07.     Compliance with Laws.  (a) It will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all Requirements of Law (including Healthcare Laws and Environmental Laws) and (ii) comply in all material respects with all terms of outstanding Indebtedness and all Material Agreements, except (other than with respect to Material Intellectual Property) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)         Each Obligor will maintain, and will cause each of its Subsidiaries to maintain, all records required to be maintained by a Governmental Authority or otherwise under any applicable Healthcare Law, except where failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)        Each Obligor will maintain, and will cause each of its Subsidiaries to maintain, a Health Care Compliance Program, which will be reviewed and updated annually, as necessary.

(d)        In order to segregate and to facilitate perfection of Lender’s security interest in any funds an Obligor receives from third party payors, each Obligor shall promptly notify Lender of any plans to begin receiving reimbursement from a Federal Health Care Program.  Prior to receipt of any payments from a Federal Health Care Program, the Obligor shall notify such Federal Health Care Program to make any reimbursement payments to a segregated health care account solely under Obligor’s control, and which solely contain payments received from Federal Health Care Programs (a “Segregated Health Care Account”).  Obligor shall cause all amounts deposited into a Segregated Health Care Account to be automatically swept on a daily basis to a Controlled Account.

Section 8.08.      Licenses.  It will, and will cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.09.        Action under Environmental Laws.  It will, and will cause each of its Subsidiaries to, upon a Responsible Officer becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be required by applicable Law to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition, in each case in material compliance with applicable Environmental Laws.

Section 8.10.       Use of Proceeds.  The proceeds of the Term Loan will be used only as provided in Section 2.05.  No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that violates any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 8.11.        Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)         Subsidiaries.  It will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries are “Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary, it and its Subsidiaries will promptly and in any event within fifteen (15) days (or such longer time as consented to by the Administrative Agent in writing) of the formation or Acquisition of such Subsidiary:

(i)         cause such new Subsidiary to become a “Guarantor” hereunder, and a “Grantor” under the Security Documents, pursuant to a Guarantee Assumption Agreement;

(ii)        take such action or cause such Subsidiary to take such action (including delivering such Equity Interests, together with undated transfer powers executed in blank and any intercompany notes with undated endorsements executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Liens) Liens on substantially all of the personal Property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder;

(iii)       to the extent that the parent of such Subsidiary is not a party to the Security Documents or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Documents and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Lenders, in respect of all outstanding issued shares of such Subsidiary; and

(iv)        deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Majority Lenders shall have requested.

(b)        Further Assurances.  It will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested in writing by the Majority Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, it will, and will cause each Person that is required to be a Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested in writing by the Majority Lenders to create, in favor of the Lenders, perfected security interests and Liens (subject to Permitted Liens) in substantially all of the personal Property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

Notwithstanding anything in the foregoing to the contrary, until such time as the Administrative Agent so requests pursuant to Section 8.20, the Borrower shall not be required to cause any German Subsidiary to be a “Guarantor” hereunder or a “Grantor” under the Security Documents.

Section 8.12.       Termination of Non‑Permitted Liens.  In the event that any Responsible Officer of the Borrower shall become aware or be notified by the Lenders of the existence of any outstanding Lien against any Property of any Obligor, which Lien is not a Permitted Lien, such Obligor shall use its best efforts to promptly terminate or cause the termination of such Lien.

Section 8.13.       Non-Commingling.  The Borrower will, and will cause each of its Subsidiaries to not commingle its funds or assets with those of any other entity, other than the Obligors, which is an Affiliate of such entity.

Section 8.14.     Anti‑Terrorism and Anti‑Corruption Laws.  No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Economic Sanctions Law, Anti‑Terrorism Law, or the US Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd‑1 et seq.).  None of the funds or assets of such Obligor or any Subsidiary that are used to repay the Term Loan shall constitute property of, or shall be beneficially owned by, any Designated Person or, to each Obligor’s knowledge, be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law, and no Designated Person shall have any direct or indirect interest in such Obligor insofar as such interest would violate any Economic Sanctions Laws applicable to such Obligor.

Section 8.15.     Minimum Liquidity.  The Borrower shall ensure that the Borrower shall have aggregate Unrestricted Cash of not less than $3,000,000 at all times (“Minimum Liquidity”).

Section 8.16.        Minimum Total Revenue.  (a) On each date set forth below (a “Calculation Date”) under the heading Calculation Date, the Total Revenue for the four (4) consecutive fiscal quarters ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date (such amount, the “Minimum Total Revenue”):

Calculation Date	Minimum Total Revenue

September 30, 2019	$31,970,000

December 31, 2019	$31,974,000

March 31, 2020	$31,982,000

June 30, 2020	$30,700,000

September 30, 2020	$31,754,000

December 31, 2020	$31,578,000

March 31, 2021	$33,142,000

June 30, 2021	$34,707,000

September 30, 2021	$37,447,000

December 31, 2021	$40,300,000

March 31, 2022	$42,040,000

June 30, 2022	$43,779,000

September 30, 2022	$45,590,000

December 31, 2022	$47,400,000

March 31, 2023	$48,759,000

June 30, 2023	$50,118,000

Section 8.17.       Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc.  With respect to each Product material to the business of the Obligors, taken as a whole, such Obligor will, and will cause each of its Subsidiaries (to the extent applicable) to:  (i) maintain in full force and effect all material Regulatory Approvals (including the Product Authorizations), Material Agreements, or other rights necessary for the current operations of such Obligor’s or such Subsidiary’s business, as the case may be, including in respect of all related Product Development and Commercialization Activities, (ii) maintain in full force and effect all Intellectual Property owned or controlled by such Obligor or any such Subsidiary that is used in and necessary for related Product Development and Commercialization Activities and (iii) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new, Intellectual Property developed or controlled by such Obligor or any of its Subsidiaries, as the case may be, that is used in and necessary in connection with any Product Development and Commercialization Activities relating to any such Product.

Section 8.18.        Cash Management.  The Obligors will, and will cause each of their Subsidiaries to:

(a)          maintain all Deposit Accounts, Securities Accounts, Commodity Accounts and lockboxes (other than Excluded Accounts) with a bank or financial institution that has executed and delivered to the Administrative Agent an account control agreement, in form and substance reasonably acceptable to the Administrative Agent (each such Deposit Account, Securities Account, Commodity Account and lockbox, a “Controlled Account”); and

(b)         deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts.

Section 8.19.      Certain Post-Closing Obligations.  The Obligors will, and will cause each of their Subsidiaries to provide the items set forth in Schedule 8.19 within the time periods set forth therein.

Section 8.20.       Foreign Guarantees and Foreign Collateral.  In the event that the Administrative Agent determines in its sole discretion that it requires a guarantee from the Foreign Subsidiaries and/or a Lien on the Equity Interests and/or assets of a Foreign Subsidiary, in each case, pursuant to the laws of such Foreign Subsidiary’s jurisdiction, upon the Administrative Agent’s request, the Borrower shall take such actions necessary to cause such Foreign Subsidiary to provide a guarantee and/or grant a perfected Lien in favor of the Administrative Agent, on such Foreign Subsidiary’s Equity Interests and/or assets, subject in each case only to Permitted Liens.

Article 9

Negative Covenants

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than the Warrant Obligations and inchoate indemnity obligations) have been paid in full in cash:

Section 9.01.     Indebtedness.  It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)          the Obligations;

(b)          Indebtedness existing on the date hereof and set forth in Schedule 7.13A and Permitted Refinancings thereof;

(c)        accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of Business;

(d)        Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by it or any of its Subsidiaries in the Ordinary Course of Business;

(e)         Indebtedness (i) of the Borrower owing to any Domestic Subsidiary, (ii) of any Domestic Subsidiary owing to the Borrower or any other Domestic Subsidiary, (iii) of any Foreign Subsidiary owing to any other Foreign Subsidiary, (iv) of the Borrower or any Domestic Subsidiary owing to a Foreign Subsidiary and (v) any Foreign Subsidiary owing to the Borrower or any Domestic Subsidiary; provided, that all Indebtedness incurred pursuant to clause (v) shall in an aggregate amount not exceed, $5,000,000; provided further that (A) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Security Documents and (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Administrative Agent;

(f)          Indebtedness constituting deposits or prepayments received from customers in the ordinary course of business;

(g)         Purchase money and capital lease financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, (ii) in the case of purchase money Indebtedness, shall constitute not less than 75% of the aggregate consideration paid with respect to such asset and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $3,000,000 at any time;

(h)        unsecured workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case incurred in the Ordinary Course of Business;

(i)          Indebtedness approved in advance in writing by the Majority Lenders;

(j)        Indebtedness of the Borrower and its Subsidiaries with respect to corporate credit cards not to exceed $250,000 at any time outstanding; and

(k)          other unsecured Indebtedness in an aggregate principal amount not to exceed $250,000 at any time outstanding.

Section 9.02.        Liens.  It will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned by it, except:

(a)          Liens securing the Obligations;

(b)         any Lien on any Property of any Obligor existing on the date hereof and set forth in Schedule 7.13B; provided that (i) no such Lien shall extend to any other Property of such Obligor and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)       Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral described in Section 9.01(g);

(d)      Liens imposed by Law which were incurred in the Ordinary Course of Business, including (but not limited to) carriers’, warehousemen’s, landlords’ and mechanics’ liens, liens relating to leasehold improvements and other similar liens arising in the Ordinary Course of Business and which (i) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required substantially in accordance with GAAP;

(e)        Liens, pledges or deposits made in the Ordinary Course of Business in connection with bids, contracts, leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f)         Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g)         servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(h)         banker’s liens, rights of setoff and similar Liens incurred in the Ordinary Course of Business and arising in connection with the Obligors’ deposit accounts or securities accounts held at financial institutions solely to secure payment of fees and similar costs and expenses of such financial institutions with respect to such accounts;

(i)          Liens in connection with transfers permitted under Section 9.09;

(j)          any judgment lien or lien arising from decrees or attachments not constituting an Event of Default;

(k)        leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, nonexclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business;

(l)          Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods, not securing an amount in the aggregate in excess of $100,000 at any given time;

(m)       Liens on a deposit account of the Obligors and the cash and cash equivalents therein, in each case, securing Indebtedness described in Section 9.01(j); and

(n)          Permitted Licenses solely to the extent that such Permitted License would constitute a Lien.

provided that no Lien otherwise permitted under any of the foregoing Sections 9.02(b), (c), (d), (e), (g), (h), (i), (k), (l) or (m) shall apply to any Material Intellectual Property.

Section 9.03.        Fundamental Changes and Acquisitions.  It will not, and will not permit any of its Subsidiaries to, (i) enter into or consummate any transaction of merger, amalgamation or consolidation, including without limitation, a reverse‑triangular merger, or other similar transaction or series of related transactions, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (including in connection with any division or plan of division under Delaware law or any comparable event under a different jurisdiction’s laws), or (iii) make or consummate any Acquisition, except, in each case:

(a)          Investments permitted under Section 9.05(e);

(b)        Permitted Acquisitions for an aggregate cash consideration not to exceed $2,000,000 and aggregate equity consideration not to exceed $20,000,000, in each case, for the duration of this Agreement; and

(c)         the merger, amalgamation or consolidation of any Obligor with or into any other Obligor, provided that (i) if the Borrower is a party to such merger, amalgamation or consolidation, the Borrower shall be the surviving entity and (ii) if a Domestic Subsidiary is a party to such merger, amalgamation or consolidation, a Domestic Subsidiary shall be the surviving entity.

Section 9.04.       Lines of Business.  It will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by such Obligor, or a business reasonably related, incidental or complementary thereto or reasonable extensions thereof.

Section 9.05.       Investments.  It will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)          Investments outstanding on the date hereof and identified in Schedule 9.05;

(b)          operating deposit accounts with banks;

(c)         extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course of Business;

(d)          Permitted Cash Equivalent Investments;

(e)         (i) Investments consisting of 100% of the ownership of the Equity Interests of its Subsidiaries or (ii) Investments by the Borrower of any Subsidiary consisting of 100% of the ownership of the Equity Interests of the Person acquired in connection with a Permitted Acquisition;

(f)          Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning solely to hedge interest rate risks in respect of Permitted Indebtedness or currency exchange risks (and not, in either case, for speculative purposes);

(g)         Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons, and deposits in connection with workers’ compensation and similar deposits, in each case made in the Ordinary Course of Business;

(h)        Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i)           Investments permitted under Section 9.01(e) and Section 9.03;

(j)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this paragraph shall not apply to Investments of the Borrower in any Subsidiary;

(k)       Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of Directors in an aggregate amount not to exceed $100,000 for subclauses (i) and (ii) in any fiscal year; and

(l)         so long as no Default or Event of Default shall have occurred and is continuing at the time of such Investment, or after giving effect thereto, other Investments in an amount not to exceed $100,000 in any fiscal year.

Section 9.06.       Restricted Payments.  It will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a)         dividends with respect to any capital stock of the Borrower or any of its Subsidiaries payable solely in additional shares of its common stock;

(b)          any Restricted Payment by a Subsidiary to the Borrower;

(c)         any purchase, redemption, retirement, or other Acquisition by the Borrower or any of its Subsidiaries of shares of its capital stock or other Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other Equity Interests;

(d)          cashless exercises of options and warrants;

(e)        repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans in an aggregate amount not to exceed $100,000 in any fiscal year;

(f)        the making of cash payments in lieu of the issuance of fractional shares upon the conversion of convertible securities (or in connection with the exercise of warrants or similar securities); and

(g)        cash payments made to redeem, purchase, repurchase or retire the Warrant Obligations in accordance with the terms of the Warrant.

Section 9.07.       Payments of Indebtedness.  It will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Material Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Permitted Indebtedness and (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(e) (subject in each case to any subordination agreement entered into in connection therewith).

Section 9.08.       Change in Fiscal Year.  It will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, without prior written notice to the Administrative Agent, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

Section 9.09.       Sales of Assets, Etc.  It will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), as a licensor, transfer (including in connection with any division or plan of division under Delaware law or any comparable event under a different jurisdiction’s laws) or otherwise dispose of any of its Property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to the Borrower or any of its Subsidiaries, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)          transfers of cash in the Ordinary Course of Business for equivalent value;

(b)          sales or leases of inventory in the Ordinary Course of Business on ordinary business terms;

(c)         the forgiveness, release or compromise of any amount owed to the Borrower or any of its Subsidiaries in the Ordinary Course of Business;

(d)          entering into, or becoming bound, by a Permitted License to the extent not otherwise prohibited by this Agreement;

(e)       development and other collaborative arrangements where such  arrangements provide for the license or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights of any Obligor in the Ordinary Course of Business and consistent with general market practices; provided that such licenses must be true licenses that do not result in a legal transfer of title of the licensed Property or otherwise constitute sales transactions in substance;

(f)         a sale, lease, exclusive license, transfer or other disposition (including by way of abandonment or cancellation) of any Property that is obsolete or worn out or no longer used or useful in connection with the business of the Obligors;

(g)          dispositions resulting from Casualty Events;

(i)           any transaction permitted under Section 9.02, 9.03, 9.05 and 9.20;

(j)           sales of Intellectual Property as a work made for hire in the ordinary course of business; and

(k)         so long as no Default or Event of Default shall have occurred and is continuing at the time of such Asset Sale, or after giving effect thereto, Asset Sales of other property not to exceed $100,000 in the aggregate per fiscal year.

Section 9.10.      Transactions with Affiliates.  It will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)          transactions between or among the Borrower and/or its Subsidiaries;

(b)          any transaction permitted under Section 9.01, 9.05 or 9.06;

(c)         customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of any Obligor in the Ordinary Course of Business;

(d)        transactions upon fair and reasonable terms that are no less favorable to any Obligor than would be obtained in a comparable arm’s‑length transaction with a Person not an Affiliate; and

(e)          the transactions set forth on Schedule 9.10.

Section 9.11.        Restrictive Agreements.  It will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by Law or by the Loan Documents, (ii) any stockholder agreement, charter, by laws or other organizational documents of an Obligor as in effect on the date hereof or (iii) limitations associated with Permitted Liens or with any transaction permitted under Section 9.01, 9.03, 9.05, 9.06 or 9.09.

Section 9.12.       Organizational Documents, Material Agreements.  (a) It will not, and will not permit any of its Subsidiaries to, enter into any material amendment to or modification of any Organizational Document without the prior written consent of the Administrative Agent; provided that the Borrower may reincorporate in the State of Delaware if the changes to its Organizational Documents could not reasonably be expected to have a Material Adverse Effect on the Lenders; provided, further, the Borrower shall give the Administrative Agent thirty (30) day’s prior written notice of such planned reincorporation and shall take all actions necessary (including, without limitation, such actions set forth in Section 8.11) to maintain the Administrative Agent’s perfected first priority Lien (subject to Permitted Liens) on the Borrower’s assets.

(b)       It will not, and will not permit any of its Subsidiaries to (i) enter into any material waiver, amendment or modification of any Material Agreement (including, but not limited to, any amendments to provisions relating to pricing and term) that would be reasonably expected to adversely affect the Lenders in any material respect and (ii) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or Material Intellectual Property that would be reasonably expected to adversely affect the Lenders in any material respect, without, in each case, the prior written consent of the Administrative Agent.

Section 9.13.        Operating Leases.  It will not, and will not permit any of its Subsidiaries to, make any expenditures in respect of operating leases, except for:

(a)          real estate operating leases entered into in the Ordinary Course of Business; and

(b)       operating leases that would not cause the Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $500,000 in any fiscal year.

Section 9.14.       Sales and Leasebacks.  Except as permitted by Section 9.01(g), it will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any Property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which the Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which the Borrower or such Subsidiary intends to use for substantially the same purposes as Property which has been or is to be sold or transferred.

Section 9.15.       Hazardous Material.  It will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Change.

Section 9.16.      Accounting Changes.  It will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment, except as required or permitted by GAAP.

Section 9.17.       Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that would result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect.  No Obligor or any Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan that would have a Material Adverse Effect.

Section 9.18.        Deposit Accounts.  It will not, and will not permit any of its Subsidiaries to, establish or maintain any bank account (other than an Excluded Account) that is not a Controlled Account and will not, and will not permit any of its Subsidiaries to, deposit proceeds in a bank account that is not a Controlled Account; provided, up to two months of payroll expenses may be on deposit in Excluded Accounts in the aggregate at any time.

Section 9.19.       Outbound Licenses.  It will not, and will not permit any of its Subsidiaries to, enter into or become bound by any outbound license or agreement for use of such Obligor’s Intellectual Property unless such outbound license or agreement is a Permitted License.

Section 9.20.       Inbound Licenses.  It will not, and will not permit any of its Subsidiaries to, enter into or become bound by any inbound license or agreement for use of another Person’s Intellectual Property unless such inbound license or agreement is a Permitted License.

Article 10

Events of Default

Section 10.01.      Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal on the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)         any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 10.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)       any representation or warranty made by or on behalf of an Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; or

(d)         any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01, 8.02, 8.03(a) (with respect to such Obligor’s existence), 8.10, 8.11, 8.13, 8.15, 8.16, 8.17(i) or (ii), 8.18, 8.19 or Article 9; or

(e)          any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days; or

(f)          any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness; or

(g)         (i) any material breach of, or “event of default” or similar event under, the Contract governing any Material Indebtedness shall occur and such breach or “event of default” or similar event shall continue unremedied, uncured or unwaived after a period of five (5) Business Days after the expiration of any cure period thereunder, or (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 10.01(h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Material Indebtedness; or

(h)          any Obligor or any of its Subsidiaries:

(i)          ceases to be Solvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors; or

(ii)        shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(j), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or any Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or

(i)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of an Obligor or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)          one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (excluding any amounts covered by insurance as to which the applicable carrier has accepted coverage) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment; or

(k)         an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Obligors and their Subsidiaries in an aggregate amount exceeding (i) $250,000 in any year or (ii) $750,000 for all periods until repayment of all Obligations; or

(l)           a Change of Control shall have occurred; or

(m)         a Material Adverse Change shall have occurred; or

(n)         (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien in favor of the Administrative Agent on Collateral with an aggregate value in excess of $250,000, free and clear of all other Liens (other than Permitted Liens) except due to the action or inaction of the Administrative Agent or any Lender(s), (ii) except for expiration in accordance with its terms and except due to the action or inaction of the Administrative Agent or any Lender(s), the Security Documents or any Guarantee of any of the Obligations shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations, or the enforceability thereof, shall be repudiated or contested by any Obligor; or

(o)         any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling any Product for more than one hundred twenty (120) consecutive calendar days, which injunction would reasonably be expected to result in a loss of revenue equal to at least $1,000,000 over the twelve (12) month period following such event; or

(p)        (i) the FDA or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Product Authorization (other than the revocation of any emergency use authorization), or (B) initiates enforcement action against, or issues a warning letter with respect to, any Obligor, or any of their Products or the manufacturing facilities therefor, that causes any Obligor or Subsidiary thereof to discontinue marketing or withdraw any of its Products, or causes a delay in the manufacture of any of its Products, which discontinuance, withdrawal or delay would reasonably be expected to last for more than ninety (90) days and result in a loss of revenue equal to at least $1,000,000 over the twelve (12) month period following such event, (ii) there is a recall of any Product in any territory that would reasonably be expected to result in a loss of revenue equal to at least $1,000,000 over the twelve (12) month period following such event, or (iii) any Obligor or Subsidiary thereof enters into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $1,000,000 and such settlement remains unpaid past the payment date therefor; or

(q)        any Permit relating to any Product (including all Product Authorizations), or any of the Obligors’ or their Subsidiaries’ material rights or interests thereunder, is terminated, adversely amended or otherwise determined to be ineffective in any manner adverse to any of the Products or Obligors or Subsidiaries, in each case, for more than ninety (90) days and which could reasonably be expected to result in a loss of revenue equal to at least $1,000,000 over the twelve (12) month period following such event.

Section 10.02.    Remedies.  (a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 10.01(h) or (i)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to the Borrower, declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Term Loan, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b)         Upon the occurrence of any Event of Default described in Section 10.01(h) or (i), the principal amount of the Term Loan then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Term Loan, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c)         If any Lender collects any money or property pursuant to this Article 10, they shall pay out the money or property in the order set forth in Section 4.01(b).

Section 10.03.     Prepayment Premium and Redemption Price.  For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) shall be due and payable at any time the Term Loan becomes due and payable prior to the Stated Maturity Date for any reason (a “Premium Event”), whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 10.02(a), or automatically, in accordance with Section 10.02(b)), by operation of law or otherwise (including, without limitation, on account of any bankruptcy filing).  In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, the Prepayment Premium shall be due and payable upon such date.  Each Obligor hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise.  The Obligors and the Lenders acknowledge and agree that the Prepayment Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise.  Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation.

Article 11

Guarantee

Section 11.01.      The Guarantee.  The Guarantors hereby jointly and severally guarantee to the Administrative Agent and each Lender, and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Term Loan, all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02.     Obligations Unconditional.  The obligations of the Guarantors under Section 11.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)          at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)         any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)         the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)          any lien or security interest granted to, or in favor of, any Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 11.03.      Reinstatement.  The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

Section 11.04.      Subrogation.  The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than the Warrant Obligations and inchoate indemnity obligations), they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05.      Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Article 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in Article 10) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06.      Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that each Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

Section 11.07.      Continuing Guarantee.  The guarantee in this Article 11 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08.     Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 11.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article 11 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 11.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, as of the date of determination, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of such date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 11.09.      General Limitation on Guarantee Obligations.  In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise, taking into account the provisions of Section 11.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Administrative Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Article 12

Administrative Agent

Section 12.01.      Appointment.  Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings II, LP, a Delaware limited partnership, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 12 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor will have rights as a third‑party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 12.02.      Rights as a Lender.  The Person serving as the Administrative Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” will, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity to the extent such Person is a Lender.  The Lenders acknowledge and agree that such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, the other Obligors or any other Subsidiaries or Affiliates of the Obligors as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.03.     Exculpatory Provisions.  (a) The Administrative Agent will not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)           will not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)        will not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as will be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including any action that may be in violation of the automatic stay under any Insolvency Proceeding; and

(iii)        will not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and will not be liable for the failure to disclose, any information relating to the Obligors or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)        The Administrative Agent will not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as will be necessary, or as the Administrative Agent believes in good faith will be necessary, under the circumstances), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non‑appealable judgment.  The Administrative Agent will be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)      The Administrative Agent will not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 12.04.     Reliance by Administrative Agent.  The Administrative Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and will not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of the Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05.    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article 12 will apply to any such sub‑agent and to the Affiliates of the Administrative Agent and any such sub‑agent, and will apply to their respective activities in connection with the syndication of the facility as well as activities as Administrative Agent.  The Administrative Agent will not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and non‑appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 12.06.    Resignation of Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower, which notice shall set forth the effective date of such resignation (the “Resignation Effective Date”), such date not to be earlier than the thirtieth (30th) day following the date of such notice.  The Majority Lenders and the Borrower shall mutually agree upon a successor to the Administrative Agent.  If the Majority Lenders and the Borrower are unable to so mutually agree and no successor shall have been appointed within twenty‑five (25) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but will not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent it shall designate (in its reasonable discretion after consultation with the Borrower and the Majority Lenders).  Whether or not a successor has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.

(b)        With effect from the Resignation Effective Date (i) the retiring Administrative Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent will continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent will instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent will be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent will be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 12 and Sections 13.03 and 13.04 will continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 12.07.    Non‑Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it will from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.08.     Administrative Agent May File Proofs of Claim.  In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of the Term Loan will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) will be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid hereunder or under any other Loan Document and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Agreement or any other Loan Document) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make any payments of the type described above in this Section 12.08 to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement or any other Loan Document.

Section 12.09.     Collateral and Guaranty Matters; Appointment of Collateral Agent.  (a) Without limiting the provisions of Section 12.08, the Lenders irrevocably agree as follows:

(i)          the Administrative Agent is authorized, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) on the date when all Obligations have been satisfied in full in cash (other than Warrant Obligations and contingent obligations as to which no claims have been asserted), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) subject to Sections 13.01 and 13.04, if approved, authorized or ratified in writing by the Majority Lenders; and

(ii)       the Administrative Agent is authorized, at its option and discretion, to release any Subsidiary Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, each Lender will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under its guaranty pursuant to this Section 12.09.

(b)         The Administrative Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor will the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)         Each Lender hereby appoints the Administrative Agent as its collateral agent under each of the Security Documents and agrees that, in so acting, the Administrative Agent will have all of the rights, protections, exculpations, indemnities and other benefits provided to the Administrative Agent under this Agreement, and hereby authorizes and directs the Administrative Agent, on behalf of such Lender and all Lenders, without the necessity of any notice to or further consent from any of the Lenders, from time to time to (i) take any action with respect to any Collateral or any Security Document which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to any such Security Document or protect and preserve the Administrative Agent’s ability to enforce the Liens or realize upon the Collateral, (ii) act as collateral agent for each Lender for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iii) enter into intercreditor or subordination agreements, as the case may be, in connection with Indebtedness permitted pursuant to Section 9.01(e), (iv) enter into non‑disturbance or similar agreements in connection with licensing agreements and arrangements permitted by this Agreement and the other Loan Documents and (v) otherwise to take or refrain from taking any and all action that the Administrative Agent shall deem necessary or advisable in fulfilling its role as collateral agent under any of the Security Documents.

Article 13

Miscellaneous

Section 13.01.     No Waiver.  No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

Section 13.02.     Notices.  All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, the Loan Documents) shall be given or made in writing (including by telecopy or electronic mail) delivered, if to the Borrower, another Obligor, the Administrative Agent or the Lenders, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.  All such communications provided for herein by telecopy or electronic mail shall be confirmed in writing promptly after the delivery of such communication (it being understood that non‑receipt of written confirmation of such communication shall not invalidate such communication).

Section 13.03.      Expenses, Indemnification, Etc.

(a)        Expenses.  Each Obligor agrees to pay or reimburse (i) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable documented fees and expenses of Chapman and Cutler LLP, counsel to the Administrative Agent) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loan (exclusive of post‑closing costs); provided that, so long as the borrowing of the Term Loans is made, such fees shall be credited against the Expense Deposit paid by the Borrower, (y) post‑closing costs and (z) the negotiation or preparation of any amendment, modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)       Indemnification.  Each Obligor hereby indemnifies the Administrative Agent, the Lenders, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents and advisors (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that is incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Term Loan, whether or not such investigation, litigation or proceeding is brought by an Obligor, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non‑appealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s gross negligence or willful misconduct.  No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Term Loan.  This Section shall not apply to Taxes other than Taxes relating to a non‑Tax Claim or Loss governed by this Section 13.03(b).

Section 13.04.      Amendments, Etc.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement or any other Loan Document (except for the Warrant, which may be amended, modified, waived or supplemented in accordance with the terms thereof) may be amended, modified, waived or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a)          no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i)           change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Term Loan that, in each case, shall be required for the Lenders or any of them to take any action hereunder (including pursuant to any change to the definition of “Majority Lenders”);

(ii)          release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Lenders under the Guarantees) if such release or limitation is in respect of all or substantially all of the value represented by the Guarantees to the Lenders;

(iii)        release, or subordinate the Lenders’ Liens in, all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with any sale of Collateral permitted herein); or

(iv)         amend any provision of this Section 13.04;

(b)          no amendment, waiver or consent shall, unless in writing and signed by each Lender specified below for such amendment, waiver or consent:

(i)          increase the Commitments of a Lender without the consent of such Lender;

(ii)        reduce the principal of, or stated rate of interest on, or stated Prepayment Premium payable on, the Term Loan owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;

(iii)       postpone any date scheduled for any payment of principal of, or interest on, the Term Loan, any date scheduled for payment or for any date fixed for any payment of fees hereunder (excluding the due date of any mandatory prepayment of a Term Loan), in each case payable to a Lender without the consent of such Lender;

(iv)        change the order of application of prepayment of the Term Loan from the application thereof set forth in the applicable provisions of Section 4.01(b) in any manner that adversely affects the Lenders without the consent of holders of a majority of the Commitments or Term Loan outstanding or otherwise change any provision requiring the pro rata distributions hereunder among the Lenders without all Lenders’ consent; or

(v)          modify Section 2.02 without the consent of each Lender directly and adversely affected thereby.

Section 13.05.      Successors and Assigns.

(a)       General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (e) of this Section) and, to the extent expressly contemplated hereby, the Indemnified Parties of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Amendments to Loan Documents; Majority Lender Vote.  Each of the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made by any Lender (or any direct or indirect assignee thereof) from time to time under this Section 13.05.

(c)         Assignments by Lenders.  (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Term Loan at the time owing to it) (A) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and (B) so long as no Default shall have occurred and is continuing, upon notice to the Borrower; provided that no consent of the Administrative Agent nor notice to the Borrower shall be required for an assignment of any Commitment or of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loan, the amount of the Commitment or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, unless the Administrative Agent otherwise consents;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement in form and substance reasonably satisfactory to Administrative Agent.

For the purposes of this Section 13.05(c), the term “Approved Fund” and “Ineligible Assignee” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Assignee” means (a) a natural person, (b) any Competitor of any Obligor, or (c) the Obligors or any of their respective Affiliates.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under the Loan Documents (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).  Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this Section 13.05 shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(d)        Register.  The Administrative Agent, acting for this purpose as a non‑fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective for purposes of this Agreement unless (i) it has been recorded in the Register as provided in this paragraph and (ii) any written consent to such assignment required by paragraph (b) of this Section has been obtained.

(e)       Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (a “Participant”), other than a natural person, in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Term Loan owing to it); provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith.

(f)         Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Term Loan or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the Borrower and the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(a), provided that such Participant (A) agrees to be subject to the provisions of Section 5.03(g) as if it were an assignee under Section 13.05(a); and (B) shall not be entitled to receive any greater payment under Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)         Certain Pledges.  Subject to Section 13.05(d), the Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

Section 13.06.      Survival.  The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.14, 13.15 and Article 11 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of any Lender’s assignment of any interest in the Commitments or the Term Loan hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such Lenders may cease to be a “Lender” hereunder.  In addition, each representation and warranty made, or deemed to be made by a notice of the Term Loan, herein or pursuant hereto shall survive the making of such representation and warranty.

Section 13.07.     Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 13.08.     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF or DocuSign format) shall be effective as delivery of a manually executed counterpart hereof.

Section 13.09.      Governing Law.  This Agreement and the other Loan Documents, the rights and obligations of the parties hereunder and thereunder, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions (other than Section 5‑1401 of the New York General Obligations Law).

Section 13.10.      Jurisdiction, Service of Process and Venue.

(a)        Submission to Jurisdiction.  Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof shall be brought in the Supreme Court of the State of New York sitting in New York County or in the United States District Court for the Southern District of New York and irrevocably submits to the exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.

(b)         Alternative Process.  Nothing herein shall in any way be deemed to limit the ability of the Lenders to serve any such process or summonses in any other manner permitted by applicable Law.

(c)         Waiver of Venue, Etc.  Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

Section 13.11.     Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Agreement, the other loan documents or the transactions contemplated hereby or thereby.

Section 13.12.    Waiver of Immunity.  To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

Section 13.13.      Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Each Obligor acknowledges, represents and warrants that in deciding to enter into this Agreement and the other Loan Documents or in taking or not taking any action hereunder or thereunder, it has not relied, and will not rely, on any statement, representation, warranty, covenant, agreement or understanding, whether written or oral, of or with the Lenders other than those expressly set forth in this Agreement and the other Loan Documents.

Section 13.14.     Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 13.15.      No Fiduciary Relationship. The Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower are solely that of creditors and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties.

Section 13.16.    USA Patriot Act.  The Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 13.17.     Treatment of Certain Information; Confidentiality.  The Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed to (a) its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as FINRA or the National Association of Insurance Commissioners) or any exchange, (c) to the extent required by the applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Guarantor and its obligation, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender, or any of its respective Representatives on a nonconfidential basis from a source other than the Borrower or any other Obligor.  For purposes of this Section, “Information” means all information received from an Obligor relating to an Obligor or its Subsidiary or any of their respective businesses, except that the term “Information” shall not include, and the Lenders shall not be subject to any confidentiality obligation with respect to any information that (i) is or becomes available to the Lender or any of its Representatives on a nonconfidential basis prior to disclosure by an Obligor or its Subsidiary, (ii) becomes available to a Lender or any of its Representatives after disclosure by an Obligor or its Subsidiary from a source that, to the knowledge of such Lender, is not subject to a confidentiality obligation to such Obligor or Subsidiary (iii) is or becomes publicly available other than as a result of a breach by such Lender, or (iv) is developed by a Lender or any of its Representatives.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

In the case of any Lender that has elected to receive material non‑public information pursuant to Section 8.01, such Lender acknowledges that (a) the Information may include material non‑public information concerning an Obligor or its Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 13.18.     Releases of Guarantees and Liens.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Lender agrees, and the Administrative Agent is hereby irrevocably authorized by each Lender and given a limited power of attorney by each Lender to perform the actions described hereafter in this Section 13.18 (without requirement of notice to or consent of any Lender except as expressly required by Section 13.04) to take any action reasonably requested by the Borrower having the effect of releasing any Collateral or Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to by the Lenders or (ii) under the circumstances described in paragraph (b) below.

(b)         At such time as the Term Loan and the other Obligations (other than the inchoate indemnity obligations) under the Loan Documents shall have been paid in full in cash and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Obligor under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 13.19.      Acknowledgement and Consent to Bail‑In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write‑Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail‑In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of any EEA Resolution Authority.

Section 13.20.    Original Issue Discount Attributable to the Warrant.  Borrower and the Lenders acknowledge and agree that, for U.S. federal income Tax purposes, the Term Loans and the Warrant Obligations are part of an investment unit within the meaning of Section 1273(c)(2) of the Code, and the issue price of the Term Loans will be adjusted as necessary to take into account the relative fair market values of Term Loans and the Warrant Obligations on the Closing Date, in accordance with Treasury Regulations Section 1.1273-2(h)(1).  Borrower shall provide its determination of the fair market value of the Warrant Obligations to the Lenders within 30 days after the Closing Date, and shall consider in good faith any changes to such determination as are reasonably requested by Lenders.  The parties hereto agree to report the issuance of the Term Loans and the Warrant Obligations for all U.S. federal income tax purposes in a manner consistent with the provisions of this Section 13.20 (including the determination made pursuant to the preceding sentence), unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

[Remainder of the Page Intentionally Left Blank; Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Borrower:

Chembio Diagnostics, Inc.

By:	/s/ Neil A. Goldman
Name: Neil A. Goldman
Title: Chief Financial Officer and Executive Vice President

Address for Notices:

Chembio Diagnostics, Inc.
555 Wireless Blvd.
Hauppauge, NY 11788
Attention: Neil A. Goldman, EVP & CFO
ngoldman@chembio.com

with a copy to:

K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, MA 02111-2950
Attention: Mark L. Johnson
mark.johnson@klgates.com

[Signature Page to Credit Agreement and Guaranty]

Guarantors:

Chembio Diagnostic Systems Inc.

By:	/s/ Neil A. Goldman
Name: Neil A. Goldman
Title: Chief Financial Officer and Executive Vice President

Chembio Diagnostics Malaysia Sdn.Bhd.

By:	/s/ Neil A. Goldman
Name: Neil A. Goldman
Title: Director

Address for Notices:

c/o Chembio Diagnostics, Inc.
555 Wireless Blvd.
Hauppauge, NY 11788
Attention: Neil A. Goldman, EVP & CFO
ngoldman@chembio.com

with a copy to:

K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, MA 02111-2950
Attention: Mark L. Johnson
mark.johnson@klgates.com

[Signature Page to Credit Agreement and Guaranty]

Lenders:

Perceptive Credit Holdings II, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name:	Sandeep Dixit
Title:	Chief Credit Officer

By:	/s/ Sam Chawla
Name:	Sam Chawla
Title:	Portfolio Manager

Address for Notices:

Perceptive Credit Holdings, LP
c/o Perceptive Advisors LLC
51 Astor Place
10th Floor
New York, New York 10003
Attention: Sandeep Dixit
E‑mail: Sandeep@perceptivelife.com

with a copy to:

Chapman and Cutler LLP
1270 Avenue of the Americas
30th Floor
New York, New York 10020‑1708
Attention: Nicholas Whitney
E‑mail: Whitney@chapman.com

[Signature Page to Credit Agreement and Guaranty]

Administrative Agent:

Perceptive Credit Holdings II, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name:	Sandeep Dixit
Title:	Chief Credit Officer

By:	/s/ Sam Chawla
Name:	Sam Chawla
Title:	Portfolio Manager

Address for Notices:

Perceptive Credit Holdings, LP
c/o Perceptive Advisors LLC
51 Astor Place
10th Floor
New York, New York 10003
Attention: Sandeep Dixit
E‑mail: Sandeep@perceptivelife.com

with a copy to:

Chapman and Cutler LLP
1270 Avenue of the Americas
30th Floor
New York, New York 10020‑1708
Attention: Nicholas Whitney
E‑mail: Whitney@chapman.com

[Signature Page to Credit Agreement and Guaranty]

Schedule 1
to
Credit Agreement

Commitments

Lender	Commitment	Number of Warrant Shares

Perceptive Credit Holdings II, LP	$20,000,000	550,000

Schedule 7.16
to
Credit Agreement

Real Property

Address/City/State/Zip Code	County	Type of Interest
3661 Horseblock Road Medford, NY 11763	Suffolk	Lease
91-1A Colin Drive Holbrook, NY 11741	Suffolk	Lease
555 Wireless Blvd. Hauppauge, NY 11788	Suffolk	Lease
N-Tatt Building Jalan TPS Taman Periundustrian UEP, 47600 Subang Jaya, Selangor Darul Ehsan Malaysia	N/A	Lease
Schwarzschildstrasse 1 12489 Berlin Germany	N/A	Lease

Schedule 7.17
to
Credit Agreement

Pension Matters

Chembio Diagnostic Systems Inc. 401(k) Plan

Schedule 7.20
to
Credit Agreement
Capitalization

Security	Outstanding
Options to acquire shares of the Company’s common stock, $0.01 par value per share	650,093
Shares of restricted stock	641,839
Restricted stock units	20,725

Schedule 7.22
To Credit Agreement

Broker’s Fee

Fee payable to Craig-Hallum Capital Group LLC pursuant to Debt Financing Agreement dated August 1, 2019.

Schedule 9.05 To Credit Agreement

Existing Investments

None.

Schedule 9.10 To Credit Agreement

Transactions with Affiliates

None.

Exhibit A
to Credit Agreement

FORM OF GUARANTEE ASSUMPTION AGREEMENT

Guarantee Assumption Agreement dated as of [Date] (this “Agreement”) by [Name of Additional Guarantor], a ___________ [corporation] (the “Additional Guarantor”), under that certain Credit Agreement and Guaranty, dated as of September 3, 2019 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), the Guarantors from time to time party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  The terms defined in the Credit Agreement are herein used as therein defined.

Pursuant to Section 8.11(a) of the Credit Agreement, the Additional Guarantor hereby agrees to become a “Guarantor” for all purposes of the Credit Agreement, and a “Grantor” for all purposes of the Security Agreement.  Without limiting the foregoing, the Additional Guarantor hereby, jointly and severally with the other Guarantors, guarantees to each Lender and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, and subject to any applicable cure periods) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article 11 of the Credit Agreement.  In addition, as of the date hereof, the Additional Guarantor hereby makes the representations and warranties set forth in Article 7 of the Credit Agreement and in Section 2 of the Security Agreement with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

If requested in writing (email acceptable) by the Administrative Agent, the Additional Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 8.11(a) of the Credit Agreement to the Lenders.

THIS GUARANTEE AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED, THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

[signature to follow]

Exhibit A-1

IN WITNESS WHEREOF, the Additional Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Exhibit A-2

Exhibit B
to Credit Agreement

[RESERVED]

Exhibit B-1

Exhibit C
to Credit Agreement

FORM OF NOTE

U.S. $[___________]	[DATE]

FOR VALUE RECEIVED, the undersigned, Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), hereby promise to pay to [INSERT NAME OF LENDER] or its assigns (the “Lender”) at Lender’s principal office in [_________], in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of the Loans made by Lender pursuant to Section 2.01 of the Credit Agreement and Guaranty, dated as of September 3, 2019 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), on the date or dates specified in the Credit Agreement, together with interest on the principal amount of the Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is a Note issued pursuant to the terms of Section 2.04 of the Credit Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents.  The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

[signature to follow]

Exhibit C-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

Chembio Diagnostics, Inc.

By:
Name:
Title:

Exhibit C-2

Exhibit D
to Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of September 3, 2019 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), the Guarantors from time to time party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  The terms defined in the Credit Agreement are herein used as therein defined.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20	[ ]

Exhibit D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of September 3, 2019 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), the Guarantors from time to time party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  The terms defined in the Credit Agreement are herein used as therein defined.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20	[ ]

Exhibit D-2

Exhibit E
to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(d) of, and in connection with the consummation of the transactions contemplated in, the Credit Agreement and Guaranty, dated as of September 3, 2019 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), the Guarantors from time to time party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies solely in his capacity as an officer of the Borrower and not in any individual capacity, on behalf of the Borrower for the benefit of the Lenders and pursuant to Section 8.01(d) of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof:

[In accordance with Section 8.01[(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year] ended [_________] required to be delivered pursuant to Section 8.01[(b)/(c)] of the Credit Agreement.  Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of the Borrower and its Subsidiaries as at the dates indicated therein and for the periods indicated therein substantially in accordance with GAAP [(subject to the absence of footnote disclosure and normal, quarterly or year‑end audit adjustments)]]

Attached hereto as Annex B are the calculations used to determine compliance with the financial covenant(s) contained in Section Article 8.15 [and 8.16] of the Credit Agreement.

[The representations and warranties made by the Borrower and the Obligors in Article 7 of the Credit Agreement are true and correct in all material respects on the date hereof; provided that to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects.]

No Default or Event of Default is continuing as of the date hereof [, except as provided for on Annex C attached hereto, with respect to each of which the Borrower proposes to take the actions set forth on Annex C].

[Signature follows]

Exhibit E-1

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

Chembio Diagnostics, Inc.

By:
Name:
Title:

Exhibit E-2

Annex A
to Compliance Certificate

FINANCIAL STATEMENTS

[see attached]

Exhibit E-3

Annex B
to Compliance Certificate

CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

I.	Section 8.15: Minimum Liquidity
A.
Balance of Unencumbered cash (other than cash encumbered by the Liens granted to the Lenders pursuant to the Loan Documents) and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in a Deposit Account or a deposit account outside the United States, in each case subject to an account control agreement reasonably satisfactory to the Administrative Agent:
$___________
B.	Is Line IA greater than $3,000,000?:	Yes: In compliance; No: Not in compliance

II.	Section 8.16: Minimum Total Revenue
A.
Total Revenue (means, with respect to the Borrower and its Subsidiaries, all amounts in the Ordinary Course of Business that are or have been classified as net consolidated revenue, determined in accordance with GAAP and reported in its publicly filed statements with the SEC on form 10-K or 10-Q, as applicable) for the four (4) consecutive fiscal quarters ended on the Calculation Date corresponding with end of the [fiscal quarter/fiscal year] for which this Compliance Certificate is being delivered:
$___________
B.	Minimum Total Revenue set forth opposite such Calculation Date as listed in Section 8.16 of the Credit Agreement:	$___________
C.	Is Line 2A greater than or equal to Line 2B?	Yes: In compliance; No: Not in compliance

Exhibit E-4

Exhibit F
to Credit Agreement

FORM OF ASSIGNMENT AGREEMENT

Reference is made to the Credit Agreement and Guaranty, dated as of September 3, 2019 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), the Guarantors from time to time party thereto, and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  All capitalized terms used and not defined herein have the meanings ascribed thereto in the Credit Agreement.

The “Assignor” referred to on Schedule 1 hereto (the “Assignor”) and the “Assignee” referred to on Schedule 1 hereto (the “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1.           The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined herein) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement.  After giving effect to such sale and assignment, the amount of the Loans owing to the Assignee will be as set forth on Schedule 1 hereto.

2.          The Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any lien, encumbrance or other adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) held by the Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the Assignee (or its registered assigns) in an amount equal to the Loans assumed by the Assignee pursuant hereto or new Notes payable to the Assignor in an amount equal to the Loans retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

Exhibit F-1

3.          The Assignee (i) confirms that, to the extent it has so requested, it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) represents and warrants that it is not an Ineligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) attaches any other forms required under Section 5.03 of the Credit Agreement (and undertakes to deliver to the Administrative Agent and the Borrower originals of any such U.S. Internal Revenue Service form required to be provided pursuant to Section 5.03).

4.           Following the execution of this Assignment, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Assignment (the “Effective Date”) shall be the date that such assignment is recorded in the Register pursuant to Section 13.05 of the Credit Agreement.

5.          Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement in its capacity as a Lender (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Obligors under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment) and, if this Assignment covers all of the remaining portion of the rights and obligations of the Assignor in its capacity as a Lender under the Credit Agreement, the Assignor shall cease to be a party thereto in its capacity as a Lender.

6.          Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal and interest with respect thereto) to the Assignee for amounts which have accrued from and after the Effective Date and to the Assignor for amounts which have accrued to but excluding the Effective Date.

7.           THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.          This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Assignment by telecopier shall be effective as delivery of an original executed counterpart of this Assignment.

[signature page follows]

Exhibit F-2

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment to be executed by their officers thereunto duly authorized as of the date specified thereon.

, as Assignor

[Type or print legal name of Assignor]

By:

Title:

Dated:	, 20

, as Assignee

[Type or print legal name of Assignee]

By:

Title:

Dated:	, 20

Lending Office:

Exhibit F-3

Acknowledged this	day
of	, 20

PERCEPTIVE CREDIT HOLDINGS II, LP,
as Administrative Agent

By
Title:

Exhibit F-4

SCHEDULE 1
TO
ASSIGNMENT AGREEMENT

Assignee:

ASSIGNOR:					Total
Percentage interest assigned	%	%	%	%	%
Outstanding principal amount of Loan assigned	$	$	$	$	$
Principal amount of Note payable to Assignor	$	$	$	$	$

Exhibit F-5

Exhibit H
to Credit Agreement

FORM OF SECURITY AGREEMENT

[see attached]

Exhibit H-1

Exhibit H

Security Agreement

Dated as of

September 3, 2019

among

Chembio Diagnostics, Inc.,

The Other Grantors from Time to Time Party hereto,
as Grantors

and

Perceptive Credit Holdings II, LP,
as Administrative Agent

-i-

Exhibits:

Exhibit A	—	Form of Joinder

Schedules:

Schedule 1	—	Certain Grantor Information
Schedule 2	—	Pledged Shares
Schedule 3	—	Promissory Notes
Schedule 4	—	Copyrights, Copyright Registrations and Applications for Copyright Registrations
Schedule 5	—	Patents and Patent Applications
Schedule 6	—	Trade Names, Trademarks, Services Marks, Trademark and Service Mark Registrations and Applications for Trademark and Service Mark Registrations
Schedule 7	—	Deposit Accounts, Securities Accounts and Commodity Accounts
Schedule 8	—	Commercial Tort Claims

-ii-

SECURITY AGREEMENT

This Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 3, 2019, is made by and among Chembio Diagnostics, Inc., a Nevada corporation (the “Borrower”), each other party listed as a grantor on the signature pages hereto (together, with the Borrower and each other entity that becomes a “Grantor” hereunder as contemplated by Section 5.12, each, a “Grantor”, and collectively, the “Grantors”), and Perceptive Credit Holdings II, LP, a Delaware limited partnership, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties.

The Secured Parties have agreed to provide term loans to Borrower, as provided in the Credit Agreement (as defined below).

Each Grantor (other than Borrower) has guaranteed the obligations of Borrower to Secured Parties under the Credit Agreement.

To induce the Secured Parties to extend credit under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor has agreed to grant a security interest in the Collateral (as defined below) of such Grantor as security for the Secured Obligations (as defined below).

Accordingly, the parties hereto agree as follows:

SECTION 1.        DEFINITIONS, ETC.

Section 1.01   Certain Uniform Commercial Code Terms.  As used herein, the terms “Accession”, “Account”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Certificated Security”, “Chattel Paper”, “Check,” “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Encumbrance,” “Entitlement Holder”, “Equipment”, “Financial Asset”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds,” “Promissory Note,” “Record”, “Securities Account”, “Security”, “Security Entitlement”, “Software”, “Supporting Obligation” and “Uncertificated Security” have the respective meanings set forth in the UCC.

Section 1.02.    Additional Definitions.  In addition, as used herein:

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Collateral” has the meaning assigned to such term in Section 3.01.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” means that certain Credit Agreement and Guaranty, dated as of the date hereof, among Borrower, the other Grantors party thereto, the Lenders from time to time party thereto and Administrative Agent, as such agreement is amended, supplemented, or otherwise modified, restated, extended, renewed, or replaced from time to time.

“Excluded Accounts” has the meaning set forth in the Credit Agreement.

“Excluded Asset” means:

(a)          any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of it being included as part of the Collateral; provided, however, that the Proceeds, substitutions or replacements of the foregoing shall not constitute an Excluded Asset;

(b)          Excluded Accounts;

(c)          any assets (including intangibles) not located in the United States to the extent a grant of security interest therein is restricted or prohibited by applicable law (after giving effect to applicable anti-assignment provisions of the UCC or other applicable law);

(d)          any lease, license, contract or agreement to which any Grantor is a party, in each case, if and only if, and solely to the extent that, (i) the grant of a security interest therein shall constitute or result in a breach, termination or default or invalidity thereunder or thereof (other than to the extent that any such term would be deemed ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity) or (ii) such lease, license, contract or agreement is an “off the shelf” license of intellectual property that is not material to the operation of the business of the applicable Grantor or which can be replaced without a material expenditure; provided that immediately upon the time at which the consequences described in the foregoing clause (i) shall no longer exist, the Collateral shall include, and the applicable Grantor shall be deemed to have granted a security interest in, all of such Grantor’s right, title and interest in such lease, license, contract or agreement; provided, however, that the Proceeds of the foregoing shall not constitute an Excluded Asset;

(e)          any application for registration of a trademark filed on an intent-to-use basis solely to the extent that the grant of a security interest in any such trademark application would materially adversely affect the validity or enforceability of the resulting trademark registration or result in cancellation of such trademark application; and

(f)          any asset that is subject to a Lien securing a purchase money obligation or capital lease obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) prohibits the creation of any other Lien on such asset.

“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by any Grantor on the date hereof and identified in Schedule 2.

“Issuers” means, collectively, (a) the respective Persons identified on Schedule 2 under the caption “Issuer” and (b) any other Person that shall at any time be a Subsidiary of Borrower or any other Grantor.

“Joinder” has the meaning specified in Section 5.12.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

 “Pledged Shares” means, collectively, (i) the Initial Pledged Shares and (ii) all other Shares of any Issuer now or hereafter owned by any Grantor, together in each case with (a) all certificates representing the same, (b) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (c) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation.

“Secured Obligations” means, with respect to each Grantor, the Obligations of such Grantor (other than contingent indemnification obligations or other obligations which, by their terms, survive termination of the Credit Agreement).

“Secured Parties” means each of the Persons listed on the signature pages hereto as “Secured Party” and their successors and assigns as Lenders or Administrative Agent, as applicable, under the Credit Agreement.

“Shares” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use thereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

Section 1.03.   Other Defined Terms  All other capitalized terms used and not defined herein have the meanings ascribed to them in the Credit Agreement.

SECTION 2.        REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Administrative Agent, for the benefit of the Secured Parties, that:

Section 2.01.   Title.

(a)          Such Grantor is the sole beneficial owner of the Collateral in which it purports to grant a Lien hereunder, and no Lien exists upon such Collateral, other than Permitted Liens.

(b)         The security interest created or provided for herein constitutes a valid first-priority (subject to Permitted Liens) perfected lien on such Collateral, subject, for the following Collateral, to the occurrence of the following: (i) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the filing of a UCC financing statement naming such Grantor as debtor, Administrative Agent as secured party, and listing all personal property as collateral, (ii) with respect to any Deposit Account, Securities Account or Commodity Account held within the United States, the execution of agreements among such Grantor, the applicable financial institution and Administrative Agent, effective to grant “control” (as defined in the UCC) over such Deposit Account, Securities Account or Commodity Account to Administrative Agent, (iii) with respect to any Intellectual Property registered in the United States owned by Grantors not described in the foregoing clause (i), the filing of this Security Agreement or a short-form security agreement properly evidencing this Security Agreement with the applicable Intellectual Property office of the applicable government for such Intellectual Property, (iv) in the case of all certificated Shares, the delivery thereof to Administrative Agent, properly endorsed for transfer to Administrative Agent or in blank, to the extent such security interest can be perfected under United States law,  (v) in the case of assets evidenced by Certificates of Title issued by United States Governmental Authorities, delivery thereof to Administrative Agent with the Lien granted hereby indicated thereon, (vi) in the case of other Collateral which requires or permits possession by Administrative Agent to perfect its security interest therein, delivery, and endorsement if necessary, thereof to Administrative Agent, and (vii) in the case of any other type of Collateral, such actions as set forth in Section 4.01 with respect thereto.

Section 2.02.   Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, and mailing address of such Grantor as of the date hereof are correctly set forth in Schedule 1.  Schedule 1 correctly specifies the place of business of such Grantor or, if such Grantor has more than one place of business, the location of the chief executive office of such Grantor.

Section 2.03.   Changes in Circumstances.  Such Grantor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC), or (b) except as specified in Schedule 1, heretofore changed its name within the period of five years prior to the date hereof.

Section 2.04.    Pledged Shares.

(a)          The Initial Pledged Shares constitute 100% of the issued and outstanding Shares of each Issuer beneficially owned by such Grantor on the date hereof (other than any Shares held in a Securities Account referred to in Schedule 7), whether or not registered in the name of such Grantor.  Schedule 2 correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the respective class and par value of such Shares and the respective number of such Shares (and registered owner thereof) represented by each such certificate.

(b)         The Initial Pledged Shares are, and all other Pledged Shares that in the future will constitute Collateral will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any equity interest in any other entity).  None of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the charter, bylaws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction (i) contained in any Loan Document, (ii) contained in any Restrictive Agreement permitted under Section 9.11 of the Credit Agreement, or (iii) affecting the offering and sale of securities generally).

Section 2.05.    Promissory Notes.  Schedule 3 sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Schedule 7) held by such Grantor on the date hereof.

Section 2.06.    Intellectual Property.

(a)         Schedules 4, 5 and 6, respectively, set forth a complete and correct list of all of the following owned by such Grantor on the date hereof (or, in the case of any supplement to said Schedules 4, 5 and 6, effecting a pledge thereof, as of the date of such supplement): (i) applied for or registered Copyrights, (ii) applied for or registered Patents, including the jurisdiction and patent number, (iii) applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date and (iv) trade names.

(b)         Except as permitted by the Credit Agreement or pursuant to (i) licenses and other user agreements entered into by such Grantor in the ordinary course of business (including as supplemented by any supplement effecting a pledge thereof), (ii) non-exclusive licenses, and (iii) Permitted Licenses, such Grantor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Schedules 4, 5 and 6 (as so supplemented), and all registrations listed in said Schedules 4, 5 and 6 (as so supplemented) are, except as noted therein, in full force and effect.

Section 2.07.   Deposit Accounts, Securities Accounts and Commodity Accounts.  Schedule 7 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts, in each case indicating any Excluded Accounts, of such Grantor on the date hereof.

Section 2.08.   Commercial Tort Claims.  Schedule 8 sets forth a complete and correct list of all Commercial Tort Claims of such Grantor having a value reasonably believed by such Grantor to be in excess of $250,000 on the date hereof.

Section 2.09.   Update of Schedules.  Each of Schedules 1 through 8 may be updated by Grantors from time to time to insure the continued accuracy of the representations set forth in this Section 2 to be made on any upcoming date on which representations and warranties are made incorporating the information in such Schedule, by Borrower providing notice (attaching an amended and restated version of such Schedule) in accordance with Section 13.02 of the Credit Agreement, or at such other times and in such manner and as set forth in the Credit Agreement.

SECTION 3.        COLLATERAL

Section 3.01.   Granting Clause.  As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor hereby pledges and grants to Administrative Agent, for the benefit of the Secured Parties, a Lien in all of such Grantor’s right, title and interest in, to and under all of its property, in each case whether tangible or intangible, wherever located, and whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence, including without limitation all of the following, but excluding all Excluded Assets (collectively, and subject to the proviso at the end of this Section 3.01, “Collateral”):

(a)          all Accounts (including all trade receivables);

(b)          all Chattel Paper and other Records;

(c)          all Checks;

(d)          all Commercial Tort Claims;

(e)        all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of Administrative Agent or any Grantor or any of its Affiliates, representative, agent or correspondent of Administrative Agent or any Grantor;

(f)           all Documents;

(g)          all Encumbrances;

(h)          all Equipment;

(i)           all Fixtures;

(j)           all General Intangibles (including in respect of any intercompany Indebtedness);

(k)          all Goods not otherwise described in this Section 3;

(l)           all Instruments, including all Promissory Notes and any Instrument evidencing any intercompany Indebtedness;

(m)          all Intellectual Property owned by Grantors;

(n)          all Inventory;

(o)          all Letters of Credit and all Supporting Obligations;

(p)          all Investment Property not otherwise described in this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(q)          all Pledged Shares;

(r)           all other tangible and intangible personal property of such Grantor (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 3.01 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files, invoices and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 3.01 or are otherwise necessary or helpful in the collection or realization thereof; and

(s)           all Proceeds, including all Cash Proceeds and Noncash Proceeds, of any and all of the foregoing Collateral;

in each case howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise); provided, however, that, nothing set forth in this Section 3.01 or any other provision of this Agreement or any other Loan Document shall at any time constitute the grant of a security interest in, or a Lien on, any Excluded Asset, none of which shall constitute Collateral.  For the avoidance of doubt, Administrative Agent agrees that with respect to the Intellectual Property, the rights of the licensees under the Permitted Licenses will not be terminated, limited or otherwise materially and adversely affected by (i) the execution of or (ii) the exercise of Administrative Agent’s rights under this Agreement or any other Loan Document.

SECTION 4.        FURTHER ASSURANCES; REMEDIES

In furtherance of the grant of the security interest pursuant to Section 3, Grantors hereby jointly and severally agree with Administrative Agent as follows:

Section 4.01.   Delivery and Other Perfection.  Each Grantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents as Administrative Agent advises is necessary or reasonably requests to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable Administrative Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(a)          if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by a Grantor, promptly (x) deliver to Administrative Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as Administrative Agent advises is necessary or reasonably requests, all of which thereafter shall be held by Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as Administrative Agent may reasonably request to duly record or otherwise perfect the security interest created hereunder in such Collateral; provided, that with respect to any Pledged Shares of Chembio Diagnostics Malaysia Sdn. Bhd., or Chembio Diagnostics Germany Holdings GmbH (the “Foreign Subsidiaries”) held by a Grantor, such Grantor shall have a period of 90 days following the date of this Agreement to deliver to the Administrative Agent such documents and instruments reasonably necessary to pledge 100% of the capital stock or capital shares of such Foreign Subsidiaries held by such Grantor (“Foreign Subsidiary Shares”) and the Administrative Agent shall have received all certificates representing such Foreign Subsidiary Shares accompanied by instruments of transfer and undated share powers executed in blank; provided, further, that, unless requested by the Administrative Agent pursuant to Section 8.20 of the Credit Agreement, no Grantor shall be obligated to take any actions under any Law other than United States Law in order to perfect the Administrative Agent’s security interest in such Foreign Subsidiary Shares;

(b)         deliver to Administrative Agent any and all Instruments constituting part of the Collateral (other than any such Instrument that does not exceed $250,000 in value at any time, unless the aggregate value of such Instruments exceeds $500,000), endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as Administrative Agent may reasonably request; provided, that (other than in the case of the Promissory Notes described in Schedule 3) unless an Event of Default has occurred and is continuing, such Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business and Administrative Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instrument delivered by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by Administrative Agent, against trust receipt or like document);

(c)          promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to Administrative Agent, as may be required to perfect the security interest created hereby in any and all (i) Deposit Accounts, Securities Accounts and Commodity Accounts owned by the Obligors in the United States (other than Excluded Accounts), and (ii) Investment Property and Electronic Chattel Paper (except with respect to Pledged Shares, other than any such property described in this subclause (ii) that does not exceed $250,000 in value at any time, unless the aggregate value of such property exceeds $500,000), and (iii) Letter of Credit Rights with respect to standby Letters of Credit (other than any such property described in this subclause (iii) that does not exceed $1,000,000 in value at any time, unless the aggregate value of such property exceeds $2,000,000) and will promptly furnish to Administrative Agent true copies thereof; and

(d)         promptly from time to time upon the written request of Administrative Agent, take such other action as Administrative Agent may reasonably request duly to record or otherwise perfect the security interest created hereunder in that portion of the Collateral consisting of Intellectual Property owned by a Grantor.

Section 4.02.        Other Financing Statements or Control.  Except as otherwise permitted under the Loan Documents, no Grantor shall (a) file or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which Administrative Agent is not named as the sole secured party (except to the extent that such financing statement or instrument relates to a Permitted Lien), or (b) cause or permit any Person other than Administrative Agent or any holder of a Lien permitted pursuant to Sections 9.02(f), (h)  and (m) of the Credit Agreement to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the UCC) of any Deposit Account, Securities Account or Commodity Account (in each case other than Excluded Accounts), Electronic Chattel Paper, Investment Property or Letter of Credit Right constituting part of the Collateral.

Section 4.03.    Preservation of Rights.  Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

Section 4.04.   Special Provisions Relating to Certain Collateral.

(a)          Pledged Shares.  (i) Grantors will cause the Pledged Shares to constitute at all times 100% of the total number of Shares of each Issuer then outstanding owned by Grantors.

(ii)         Unless an Event of Default has occurred and is continuing, Grantors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement and the other Loan Documents, provided that Grantors jointly and severally agree that they will not vote the Pledged Shares in any manner that is inconsistent with the terms of this Agreement and the other Loan Documents, unless the Grantors receive the prior written consent of the Administrative Agent; and Administrative Agent shall execute and deliver to Grantors or cause to be executed and delivered to Grantors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as Grantors may reasonably request for the purpose of enabling Grantors to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04(a)(ii).

(iii)        Unless an Event of Default has occurred and is continuing, Grantors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares.

(iv)        If an Event of Default has occurred and is continuing, whether or not Administrative Agent has declared any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement or the other Loan Documents, all dividends and other distributions on the Pledged Shares shall be paid directly to Administrative Agent for distribution to Secured Parties and retained by them as part of the Collateral, subject to the terms of this Agreement, and, if Administrative Agent shall so request, Grantors jointly and severally agree to execute and deliver to Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided, that if such Event of Default is no longer continuing, any such dividend or distribution theretofore paid to Administrative Agent shall, upon request of Grantors (except to the extent theretofore applied to the Secured Obligations), be returned by Administrative Agent or, if applicable, the Lenders, to Grantors.

(b)         Intellectual Property.  (i)  Each Grantor hereby grants to Administrative Agent, with effect from the occurrence of an Event of Default that is continuing, solely to the extent assignable, not otherwise prohibited by the documentation governing such Intellectual Property owned by Grantors, and not giving rise to any liability to or obligations on such Grantor, a non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, and the right to assign, license or sublicense, any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, solely for the purpose of enabling Administrative Agent to exercise rights and remedies under Section 4.05 at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies after the occurrence and during the continuation of an Event of Default, and for no other purpose. Such license includes reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii)         Notwithstanding anything contained herein to the contrary, but subject to any provision of the Loan Documents that limits the rights of any Grantor to dispose of its property, unless an Event of Default has occurred and is continuing, Grantors will be permitted to exploit, use, enjoy, protect, defend, enforce, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of Grantors.  In furtherance of the foregoing, unless an Event of Default has occurred and is continuing, Administrative Agent shall from time to time, upon the request of the respective Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to Section 4.04(b)(i) as to any specific Intellectual Property).  Further, upon the payment in full of all of the Secured Obligations (other than contingent indemnification obligations for which no claim has been made or other obligations which, by their terms, survive termination of the Credit Agreement) or earlier expiration of this Agreement or release of the Collateral, the license granted by Grantors to Administrative Agent pursuant to Section 4.04(b)(i) will automatically terminate without any further action by any party hereto.  The exercise of rights and remedies under Section 4.05 by Administrative Agent shall not terminate the rights of the holders of any licenses, covenants not to sue or sublicenses theretofore granted by Grantors in accordance with the first sentence of this Section 4.04(b)(ii).

(c)         Chattel Paper. Grantors will deliver to Administrative Agent each original of each item of Chattel Paper at any time constituting part of the Collateral (other than any such Chattel Paper that does not exceed $250,000 in value at any time, unless the aggregate value of such Chattel Paper exceeds $500,000).

Section 4.05.    Remedies.

(a)         Rights and Remedies Generally upon Event of Default.  If an Event of Default has occurred and is continuing, Administrative Agent on behalf of the Secured Parties shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the Law in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by Law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if Administrative Agent was the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right).  If an Event of Default has occurred and is continuing, Administrative Agent may exercise, on behalf of all Secured Parties, such rights and remedies described above; and without limiting the foregoing:

(i)          Administrative Agent may, in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)          Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)        Administrative Agent may require Grantors to notify (and each Grantor hereby authorizes Administrative Agent to so notify) each account debtor in respect of any Account, Chattel Paper or Payment Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to Administrative Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to Administrative Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Grantor they shall be held in trust by such Grantor for the benefit of Administrative Agent and as promptly as possible remitted or delivered to Administrative Agent for application as provided herein);

(iv)         Administrative Agent may require Grantors to assemble the Collateral at such place or places, convenient to Administrative Agent and Grantors, as Administrative Agent may direct;

(v)          Administrative Agent may require Grantors to cause the Pledged Shares to be transferred of record into the name of Administrative Agent or its nominee (and Administrative Agent agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, Administrative Agent will thereafter promptly give to the respective Grantor copies of any notices and communications received by it with respect to such Pledged Shares);

(vi)         Administrative Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by the UCC or other applicable statute and cannot be waived), and the Secured Parties, Administrative Agent or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantors, any such demand, notice and right or equity being hereby expressly waived and released to the fullest extent permitted by applicable law.  In the event of any sale, assignment, or other disposition of any of the Collateral consisting of Trademarks, the goodwill connected with and symbolized by the Trademarks subject to such disposition shall be included.  Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

(vii)        the Proceeds of each collection, sale or other disposition under this Section 4.05, including by virtue of the exercise of any license granted to Administrative Agent in Section 4.04(b), shall be applied in accordance with Section 4.09.

(b)         Certain Securities Act Limitations.  Grantors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Grantors acknowledge that any such private sales may be at prices and on terms less favorable to Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.  Administrative Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Section conducted in a commercially reasonable manner.  Each Grantor hereby waives any claims against Administrative Agent, the Secured Parties or any of them arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

(c)          Notice.  Grantors agree that to the extent Administrative Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

(d)          No Assumption of Obligations.  Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, Administrative Agent is not assuming any liability or obligation of any Grantor or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of the applicable Grantor and/or its Affiliates, as the case may be.  Without limiting the foregoing, Administrative Agent is not assuming and shall not be responsible for any liabilities or Claims of any Grantor or its Affiliates, whether present or future, absolute or contingent and whether or not relating to a Grantor, the Obligor Intellectual Property and/or the Material Agreements, and each Grantor shall indemnify and save harmless Administrative Agent from and against all such liabilities, Claims and Liens, to the extent set forth in Section 12.03(b) of the Credit Agreement.

Section 4.06.   Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 are insufficient to cover the costs and expenses of such realization and the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations or other obligations which, by their terms, survive termination of the Credit Agreement), Grantors shall remain liable for any deficiency.

Section 4.07.   Locations; Names, Etc.  No Grantor shall (i) change its location (as defined in Section 9-307 of the UCC), or (ii) change its name from the name shown as its current legal name on Schedule 1, unless in each case 10 days’ prior written notice shall have been given to Administrative Agent (or such shorter period as may be acceptable to Administrative Agent in its sole discretion).

Section 4.08.   [Reserved].

Section 4.09.   Application of Proceeds.  The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by Administrative Agent under this Section 4, shall be applied by Administrative Agent in accordance with Section 4.01(b) of the Credit Agreement.

Section 4.10.   Attorney in Fact and Proxy.  Without limiting any rights or powers granted by this Agreement to Administrative Agent on behalf of the Secured Parties, Administrative Agent (and any of its officers, employees or agents) hereby is appointed the attorney in fact and proxy of each Grantor for the purpose of carrying out the provisions of Section 4.05 and taking any action and executing any instruments that Administrative Agent may deem necessary or advisable to accomplish the purposes hereof; provided that Administrative Agent shall exercise no such rights under Section 4.05 unless an Event of Default has occurred and is continuting.  THIS POWER AND PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL THE PAYMENT IN FULL OF THE SECURED OBLIGATIONS.  THIS POWER AND PROXY SHALL BE EFFECTIVE AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION BY ANY PERSON.  Each Grantor ratifies all lawful actions taken by Administrative Agent pursuant to this power and proxy granted.  All prior proxies granted by any Grantor with respect to the subject matter hereof are hereby revoked.  Without limiting the generality of the foregoing, so long as Administrative Agent shall be entitled under Section 4.05 to make collections in respect of the Collateral, Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 4.11.   Perfection and Recordation.  Each Grantor authorizes Administrative Agent to file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” of such Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

Section 4.12.   Termination.  When all Secured Obligations (other than contingent indemnification obligations for which no claim has been made or other obligations which, by their terms, survive termination of the Credit Agreement) shall have been indefeasibly paid in full in cash, this Agreement automatically shall terminate, and Administrative Agent shall, upon request of Grantors, promptly cause to be assigned, transferred and delivered any remaining Collateral and money received in respect thereof, to or on the order of the respective Grantor and to be released and canceled all licenses and rights referred to in Section 4.04(b), in each case, at Grantors’ sole expense.  Administrative Agent shall also, at the expense of such Grantor, promptly execute and deliver to such Grantor upon such termination such Uniform Commercial Code termination statements, certificates for terminating the liens on the intellectual property filings and such other documentation as shall be reasonably requested by the respective Grantor to effect the termination and release of the liens on the Collateral as required by this Section 4.12, in each case, at Grantors’ sole expense.  If any of the Collateral shall be sold, transferred or otherwise disposed of by a Grantor in a transaction permitted by the Credit Agreement or if such Collateral otherwise becomes Excluded Assets, then Administrative Agent, at Grantors’ sole expense, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.

Section 4.13.   Further Assurances.  Each Grantor agrees that, from time to time upon the written request of Administrative Agent, such Grantor will execute and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order fully to effectuate the purposes and objectives of this Agreement, in all cases subject to the terms of the Credit Agreement and excluding such documents, acts and things where the cost of obtaining or perfecting a security interest exceeds the practical benefit to the Lenders afforded thereby as determined by Administrative Agent (in its sole discretion after consultation with Borrower or the applicable Grantor).  Administrative Agent shall release any Lien covering any asset that has been disposed of in accordance with the provisions of the Loan Documents.

SECTION 5.        MISCELLANEOUS

Section 5.01.    Notices.  All notices, requests, consents and demands hereunder shall be delivered in accordance with Section 13.02 of the Credit Agreement.

Section 5.02.   No Waiver.  No failure on the part of Administrative Agent to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Administrative Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 5.03.   Amendments, Etc.  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor and the Majority Lenders (unless the consent of each Lender is required in accordance with Section 13.04 of the Credit Agreement).

Section 5.04.    Expenses.

(a)          Grantors shall pay or reimburse Administrative Agent and the Secured Parties for reasonable and documented costs and expenses in accordance with Section 13.03 of the Credit Agreement.

(b)          Grantors shall hereby indemnify Administrative Agent, the Secured Parties, their Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties in accordance with Section 13.03(b) of the Credit Agreement.

Section 5.05.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Grantor, Administrative Agent and the Secured Parties (provided, that no Grantor shall assign or transfer its rights or obligations hereunder unless consented to in writing by the Lenders in accordance with the Credit Agreement).

Section 5.06.   Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 5.07.   Governing Law; Submission to Jurisdiction; Etc.

(a)         Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided, that Section 5-1401 of the New York General Obligations Law shall apply.

(b)         Submission to Jurisdiction.  Each Grantor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York sitting in New York County or in the United States District Court for the Southern District of New York and irrevocably submits to the exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.  This Section 5.07(b) is for the benefit of Administrative Agent only and, as a result, Administrative Agent shall not be prevented from taking proceedings in any other courts with jurisdiction.  To the extent allowed by applicable Laws, Administrative Agent may take concurrent proceedings in any number of jurisdictions.

(c)          Waiver of Venue.  Each Grantor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Grantor is or may be subject, by suit upon judgment.

(d)         Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 5.08.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.09.   Captions.  The table of contents, captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 5.10.    Agents and Attorneys in Fact.  Administrative Agent may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

Section 5.11.   Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 5.12.   Additional Grantors.  Additional Persons may from time to time after the date of this Agreement become Grantors under this Agreement by executing and delivering to Administrative Agent a supplemental agreement (together with all schedules thereto, a “Joinder”) to this Agreement, in substantially the form attached hereto as Exhibit A.  Accordingly, upon the execution and delivery of any such Joinder by any such Person, such Person shall automatically and immediately, and without any further action on the part of any Person, become a “Grantor” under and for all purposes of this Agreement, and each of the Schedules hereto shall be supplemented in the manner specified in such Joinder.  In addition, upon the execution and delivery of any such Joinder, the new Grantor makes the representations and warranties set forth in Section 2.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

GRANTORS:

Chembio Diagnostics, Inc.

By:
Name:
Title:

Chembio Diagnostic Systems Inc.

By:
Name:
Title:

signature page
security agreement

ADMINISTRATIVE AGENT:

Perceptive Credit Holdings II, LP

By:	Perceptive Credit Opportunities GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

signature page
security agreement

EXHIBIT A

TO SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”), dated as of [_______, ___] is by [Name of Additional Grantor], a [__________] [corporation] (the “Additional Grantor”), in favor of Perceptive Credit Holdings II, LP, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties.

A.         Reference is made to (i) the Credit Agreement and Guaranty (as amended, supplemented, restated, extended, renewed or replaced from time to time, the “Credit Agreement”), dated as of September 3, 2019, among Chembio Diagnostics, Inc., a Nevada corporation (“Chembio”), each other party listed as a guarantor on the signature pages thereto, certain Lenders party thereto and Administrative Agent, and (ii) the Security Agreement (as amended, supplemented, restated, extended, renewed or replaced from time to time, the “Security Agreement”; capitalized terms used herein but not defined shall have the meaning ascribed to such terms therein), dated as of September 3, 2019, among certain Grantors party thereto and Administrative Agent.

B.           Section 5.12 of the Security Agreement provides that additional Persons may from time to time after the date of the Security Agreement become Grantors under the Security Agreement by executing and delivering to Administrative Agent a supplemental agreement to the Security Agreement in the form of this Joinder.

C.          To induce the Secured Parties to maintain the term loans pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Grantor has agreed to execute and deliver (i) a Guarantee Assumption Agreement under the Credit Agreement, and (ii) this Joinder to Administrative Agent.

The Additional Grantor hereby agrees to become a “Grantor” for all purposes of the Security Agreement (and hereby supplements each of the Schedules to the Security Agreement in the manner specified in Appendix A hereto).  Without limitation, as collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (other than contingent indemnification obligations and other obligations which, by their terms, survive termination of the Credit Agreement), the Additional Grantor hereby pledges and grants to Administrative Agent, for the benefit of the Secured Parties, as provided in Section 3 of the Security Agreement a security interest in all of the Additional Grantor’s right, title and interest in, to and under the Collateral of the Additional Grantor, in each case whether tangible or intangible, wherever located, and whether now owned by the Additional Grantor or hereafter acquired and whether now existing or hereafter coming into existence.  In addition, subject to the Schedules attached hereto, the Additional Grantor hereby makes the representations and warranties set forth in Section 2 of the Security Agreement, with respect to itself and its obligations under this Joinder, as if each reference in such Sections to the Loan Documents included reference to this Joinder.

[SIGNATURE PAGES FOLLOW]

Exhibit A-1

In Witness Whereof, the Additional Grantor has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[INSERT NAME OF ADDITIONAL GRANTOR],
as Grantor

By:
Name:
Title:

Perceptive Credit Holdings II, LP,
as Administrative Agent

By:	Perceptive Credit Opportunities GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

Exhibit I
to Credit Agreement

FORM OF COLLATERAL QUESTIONNAIRE

[see attached]

Exhibit I-1

 COLLATERAL QUESTIONNAIRE

This Collateral Questionnaire, dated as of September 3, 2019, is delivered pursuant to that certain Credit Agreement and Guaranty, dated as of September 3, 2019 (the “Credit Agreement”), by and among Chembio Diagnostics, Inc, a Nevada corporation (“Borrower”), Chembio Diagnostic Systems, Inc., a Delaware corporation, Chembio Diagnostics Malaysia sdn bhd., a Malaysian private limited company , Chembio Diagnostics Holdings Germany GmbH, a German private limited liability company, and Chembio Diagnostics GmbH, a German private limited liability company (each a “Guarantor” and collectively the “Guarantors,” and collectively with the Borrower, the “Loan Parties”), the lenders from time to time party thereto and Perceptive Credit Holdings II, LP, as administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”) and lender.  Capitalized terms used but not defined herein shall have the meanings as assigned to them in the Credit Agreement.

I.	Current Information

A.          Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers.

The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Loan Parties are as follows:

Name of Loan Party	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number
Chembio Diagnostics, Inc.	Corporation	Nevada	NV19991259576
Chembio Diagnostic Systems Inc.	Corporation	Delaware	2287495
Chembio Diagnostics Malaysia Sdn. Bhd.	Private limited company	Malaysia	924244-M
Chembio Diagnostics Germany Holdings GmbH	Company with limited liability	Charlottenburg, Germany	HRB 199965 B
Chembio Diagnostics GmbH	Company with limited liability	Charlottenburg, Germany	HRB 97481 B

Chembio Diagnostics Collateral Questionnaire
4850-9755-4590

B.          Chief Executive Offices and Mailing Addresses.

The chief executive office address and the preferred mailing address (if different than chief executive office or residence) of each Loan Party is as follows:

Name of Loan Party	Address of Chief Executive Office	Mailing Address (if different than CEO or residence)
Chembio Diagnostics, Inc.	555 Wireless Blvd. Hauppauge, NY 11788 USA	Attn: Chief Financial Officer 555 Wireless Blvd. Hauppauge, NY 11788 USA
Chembio Diagnostic Systems Inc.	555 Wireless Blvd. Hauppauge, NY 11788 USA	Attn: Chief Financial Officer 555 Wireless Blvd. Hauppauge, NY 11788 USA
Chembio Diagnostics Malaysia Sdn. Bhd.	555 Wireless Blvd. Hauppauge, NY 11788 USA	Attn: Chief Financial Officer 555 Wireless Blvd. Hauppauge, NY 11788 USA
Chembio Diagnostics Holdings Germany GmbH	Schwarzschildstrasse 1 12489 Berlin, Germany	Attn: Chief Financial Officer 555 Wireless Blvd. Hauppauge, NY 11788 USA
Chembio Diagnostics GmbH	Schwarzschildstrasse 1 12489 Berlin, Germany	Attn: Chief Financial Officer 555 Wireless Blvd. Hauppauge, NY 11788 USA

C.          Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, no Loan Party has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Name of Loan Party	Date of Change	Description of Change
Chembio Diagnostics Malaysia Sdn. Bhd.	August 1, 2017	Change name from RVR Diagnostics Snd. Bhd. (predecessor company acquired by Chembio)

Chembio Diagnostics Holdings Germany GmbH	April 4, 2019	Changed name from Brillant 3006. GmbH (a German shell corporation acquired for the purposes of acquiring opTricon)
Chembio Diagnostics GmbH	April 4, 2019	Changed name from optricon Entwicklungsgesellschaft für Optische Technologien mbH following the acquisition thereof

D.          Prior Addresses.

Except as set forth below, no Loan Party has changed its chief executive office within the past five (5) years:

Name of Loan Party	Prior Address/City/State/Zip Code
Chembio Diagnostics Malaysia Sdn. Bhd.	N-Tatt Building Jalan TPS Taman Periundustrian UEP, 47600 Subang Jaya, Selangor Darul Ehsan Malaysia
Chembio Diagnostics Holdings Germany GmbH	N/A – previously a shell company
Chembio Diagnostics GmbH	Schwarzschildstrasse 1 12489 Berlin, Germany

E.          Acquisitions of Equity Interests or Assets.

Except as set forth below, no Loan Party has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Name of Loan Party	Date of Acquisition	Description of Acquisition
Chembio Diagnostics, Inc.	December 7, 2016	Acquisition of RVR Diagnostics

Chembio Diagnostics, Inc.	October 16, 2018	Acquisition of German shell company for the purposes of acquiring opTricon

Chembio Diagnostics Holdings Germany GmbH (f/k/a Brillant 3006. GmbH)	November 6, 2018	Acquisition of opTricon

II.	ADDITIONAL INFORMATION.

Tangible Personal Property.  Set forth below are all the locations where each Loan Party currently maintains or has maintained any material amount (fair market value of $25,000 or more per location) of its tangible personal property (including goods, inventory and equipment) of each Loan Party (whether or not in the possession of such Loan Party) within the past five (5) years:

Name of Loan Party	Address/City/State/Zip Code	County
Chembio Diagnostic Systems Inc.	3661 Horseblock Road Medford, NY 11763	Suffolk

Chembio Diagnostic Systems Inc.	91-1A Colin Drive Holbrook, NY 11741	Suffolk

Chembio Diagnostic Systems Inc.	555 Wireless Blvd. Hauppauge, NY 11788	Suffolk
Chembio Diagnostic Systems Inc.	[offsite warehouse address]	Suffolk

Chembio Diagnostics Malaysia Sdn. Bhd.	N-Tatt Building Jalan TPS Taman Periundustrian UEP, 47600 Subang Jaya, Selangor Darul Ehsan Malaysia	N/A
Chembio Diagnostics GmbH	Schwarzschildstrasse 1 12489 Berlin Germany	N/A

III.	MISCELLANEOUS

A.          Authority to File Financing Statements.  The undersigned hereby authorizes Administrative Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as Administrative Agent may determine in its sole discretion are necessary or advisable to perfect the security interest granted or to be granted to Administrative Agent under the Credit Agreement or any other Credit Document.  Such financing statements may describe the collateral in the same manner as described in any of the Credit Documents or may contain an indication or description of collateral that describes such property in any other manner as Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Administrative Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto has caused this Collateral Questionnaire to be executed as of the date first above written.

CHEMBIO DIAGNOSTICS, INC., as Borrower

By:
Name:
Title:

CHEMBIO DIAGNOSTIC SYSTEMS INC. as Guarantor

By:
Name:
Title:

CHEMBIO DIAGNOSTICS MALAYSIA SDN. BHD. as Guarantor

By:
Name:
Title:

CHEMBIO DIAGNOSTICS GERMANY HOLDINGS GMBH as Guarantor

By:
Name:
Title:

CHEMBIO DIAGNOSTICS GMBH as Guarantor

By:
Name:
Title:

signature page
collateral questionnaire

Appendix C
to Collateral Questionnaire

INVENTORY AND EQUIPMENT

1.           Inventory and Equipment.  Set forth below are all the locations where each Loan Party currently maintains any material amount (aggregate fair market value of $10,000 or more per location) of inventory and equipment of such Loan Party (whether or not in the possession of a Loan Party):

Name of Loan Party	Address/City/State/Zip Code	County	Description of Assets and Value
Chembio Diagnostic Systems Inc.	3661 Horseblock Road Medford, NY 11763	Suffolk	Inventory, equipment, and furniture
Chembio Diagnostic Systems Inc.	555 Wireless Blvd. Hauppauge, NY 11788	Suffolk	Inventory, equipment, and furniture
Chembio Diagnostics GmbH	Schwarzschildstrasse 1 12489 Berlin – Germany		Inventory, equipment, and furniture
Chembio Diagnostics Malaysia Sdn. Bhd.	N-Tatt Building Jalan TPS Taman Periundustrian UEP, 47600 Subang Jaya, Selangor Darul Ehsan Malaysia		Inventory, equipment, and furniture

2.           Warehousemen and bailees.  Except as set forth below, no persons (including warehousemen and bailees) other than a Loan Party has possession of any material amount (fair market value of $10,000 or more per location) of assets of a Loan Party:

Name of Loan Party	Address/City/State/Zip Code	County	Description of Assets and Value
None

Appendix D
to Collateral Questionnaire

REAL ESTATE RELATED UCC COLLATERAL

1.           Fixtures.  Set forth below are all the locations where the Loan Parties own or lease any real property:

Name of Loan Party	Address/City/State/Zip Code	County	Owned or Leased
Chembio Diagnostic Systems Inc.	3661 Horseblock Road Medford, NY 11763	Suffolk	Leased

Chembio Diagnostic Systems Inc.	555 Wireless Blvd. Hauppauge, NY 11788	Suffolk	Leased
Chembio Diagnostic Systems Inc.	91-1A Colin Drive Holbrook, NY 11741	Suffolk	Leased but not currently occupied by a Loan Party. Space is subleased.
Chembio Diagnostics GmbH	Schwarzschildstrasse 1 12489 Berlin – Germany		Leased
Chembio Diagnostics Malaysia Sdn. Bhd.	N-Tatt Building Jalan TPS Taman Periundustrian UEP, 47600 Subang Jaya, Selangor Darul Ehsan Malaysia		Leased

2.           “As Extracted” Collateral.  Set forth below are all the locations where each Loan Party owns, leases or has an interest in any wellhead or minehead:

Name of Loan Party	Address/City/State/Zip Code	County
None

3.           Timber to be Cut.  Set forth below are all locations where each Loan Party owns goods that are timber to be cut:

Name of Loan Party	Address/City/State/Zip Code	County
None

Appendix E
to Collateral Questionnaire

NAMES

1.	Trade Names.

A.          Current Names.  Set forth below is each trade name or assumed name currently used by a Loan Party or by which a Loan Party is known or is transacting any business:

Name of Loan Party	Trade/Assumed Name
Chembio Diagnostics GmbH	opTricon
Chembio Diagnostics Malaysia Sdn. Bhd.	RVR Diagnostics

B.          Past Names.  Set forth below is each trade name or assumed name used by any Loan Party during the past five (5) years or by which a Loan Party has been known or has transacted any business during the past five (5) years other than the names identified in Section I.A. of this Appendix E to Collateral Questionnaire:

Name of Loan Party	Trade/Assumed Name
NA	NA